Exhibit 10.1

CONFORMED COPY AS AMENDED BY THE FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT DATED AS OF APRIL 26, 2024

SmartStop OP, L.P.

SmartStop Self Storage REIT, Inc.

$150,000,000 4.53% Senior Notes due April 19, 2032

______________

Note Purchase Agreement

______________

Dated April 19, 2022

Table of Contents

Section Heading Page

-i-

-ii-

-iii-

-iv-

Schedule A — Defined Terms

Schedule 1.1 — Form of 4.53% Senior Note due April 19, 2032

Schedule 1.2 — Form of Parent Guaranty

Schedule 1.3A — Initial Subsidiary Guarantors

Schedule 1.3B — Form of Subsidiary Guaranty

Schedule 4.4(a) — Form of Opinion of Special Counsel for the Note Parties

Schedule 4.4(b) — Form of Opinion of Special Counsel for the Purchasers

Schedule 5.3 — Disclosure Materials

Schedule 5.4 —Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5 — Financial Statements

Schedule 5.15 — Existing Indebtedness

Schedule 5.20 — Title Defects

Schedule 9.9 — Pool Property

Schedule 10.6 — Investments

Purchaser Schedule — Information Relating to Purchasers

-v-

Smartstop OP, L.P.

SmartStop Self Storage REIT, Inc.

10 Terrace Rd.,

Ladera Ranch, CA 92694

$150,000,000 4.53% Senior Notes due April 19, 2032

April 19, 2022

To Each of the Purchasers Listed in

the Purchaser Schedule Hereto:

Ladies and Gentlemen:

SmartStop OP, L.P., a Delaware limited partnership (the “Company”) and SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Parent”), jointly and severally, agree with each of the Purchasers as follows:

Section 1. Authorization of Notes

Section 1.1. Authorization of Notes. The Company will authorize the issue and sale of $150,000,000 aggregate principal amount of its 4.53% Senior Notes due April 19, 2032 (the “Notes”). The Notes shall be substantially in the form set out in Schedule 1.1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

Section 1.2. Parent Guaranty. The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Parent pursuant to the Parent Guaranty, duly executed by the Parent, substantially in the form of Schedule 1.2 attached hereto (as the same may be amended, modified, extended or renewed, the “Parent Guaranty”).

Section 1.3. Subsidiary Guaranty. The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the entities identified on Schedule 1.3A (the “Initial Subsidiary Guarantors” and together with any additional Subsidiary who delivers a guaranty pursuant to Section 9.6, the “Subsidiary Guarantors”) and certain of its Subsidiaries, from time to time, pursuant to the Subsidiary Guaranty, duly executed by the Subsidiary Guarantors, substantially in the form of Schedule 1.3B attached hereto (as the same may be amended, modified, extended or renewed, including pursuant to Section 9.6, the

“Subsidiary Guaranty”), subject to and in accordance with the terms and conditions set forth in Section 9.6.

Section 1.4. Changes in Interest Rate. (a) If as of March 31, 2023, a Total Leverage Ratio Event has occurred, then:

(i) as of March 31, 2023 to and until the Total Leverage Ratio Reset Date (as evidenced by the receipt and delivery to the holders of the Notes of an Officer’s Certificate in accordance with Section 7.2(d)), the Notes shall bear interest at the Adjusted Interest Rate; and

(ii) the Company shall promptly, and in any event within ten (10) Business Days after a Total Leverage Ratio Event has occurred, notify the holders of the Notes in writing, sent in the manner provided in Section 18, that a Total Leverage Ratio Event has occurred, which such written notice shall be accompanied by calculations satisfactory to the Required Holders and confirming the effective date of the Total Leverage Ratio Event and that the Adjusted Interest Rate will be payable in respect of the Notes in consequence thereof.

(b) As used herein:

(i) “Adjusted Interest Rate” means the interest rate per annum which is 0.75% above the stated rate of each Note. The Adjusted Interest Rate for the Notes shall be 5.28%.

(ii) “Total Leverage Ratio” means, as of any date of calculation, the ratio of (a) the Indebtedness of the Parent and its Subsidiaries on a consolidated basis as of the date of determination to (b) the EBITDA of the Parent and its Subsidiaries on a consolidated basis for the immediately preceding fiscal quarter ending on such date annualized.

(iii) “Total Leverage Ratio Event” shall occur if as of March 31, 2023 the Total Leverage Ratio is greater than 7.00 to 1.00.

(iv) “Total Leverage Ratio Reset Date” means the last day of the second consecutive fiscal quarter for which the Total Leverage Ratio (measured as of the last day of each fiscal quarter) is less than or equal to 7.00 to 1.00.

(c) For the avoidance of doubt, the Total Leverage Ratio Event shall end on the Total Leverage Ratio Reset Date. Upon the end of the Total Leverage Ratio Event, the applicable interest rate for the Notes shall automatically return to the stated interest rate for the Notes (or the Default Rate based on the stated interest rate for the Notes, as the case may be).

Section 2. Sale and Purchase of Notes.

Section 2.1. Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at such

Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non‑performance of any obligation by any other Purchaser hereunder.

Section 2.2. Security for the Notes. (a) The Notes will be secured by a pledge of certain equity interests as required by this Agreement pursuant to the Security Documents entered into, or which may be entered into, by the Property Parties with KeyBank, National Association, as collateral agent (together with any successor collateral agent, the “Collateral Agent”) for the benefit of the Lenders and the holders of Notes from time to time outstanding.

(b) The enforcement of the rights and benefits in respect of the Security Documents and the allocation of proceeds thereof will be subject to the Intercreditor Agreement.

Section 3. Closings.

The execution and delivery of this Agreement shall occur on April 19, 2022. The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 S. Canal Street, 60606 at 8:00 a.m., Chicago time, at two closings (each, a “Closing”) with $75,000,000 aggregate principal amount of the Notes to be issued on April 19, 2022 (the “First Closing”) and (b) $75,000,000 aggregate principal amount of the Notes to be issued on May 25, 2022 (the “Second Closing”). At each Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $200,000 as such Purchaser may request) dated the date of such Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the account specified in the funding instructions delivered pursuant to Section 4.10. If at the applicable Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 4. Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at each Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of each Note Party in the Note Documents to which it is a party shall be correct when made and at the time of such Closing.

Section 4.2. Performance; No Default. Each of the Note Parties shall have performed and complied with all agreements and conditions contained in Note Documents to which it is a party required to be performed or complied with by it prior to or at such Closing and from the date of this Agreement to Closing assuming that Sections 9 and 10 are applicable from the date of this Agreement. From the date of this Agreement until Closing before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Change in Control, Default or Event of Default shall have occurred and be continuing. No Note Party nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. Each of the Parent and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. Each Note Party shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Note Documents to which it is a party and (ii) such Note Party’s organizational documents as then in effect.

(c) Pool Property. The Company shall have delivered a summary of the Pool Properties, in a form reasonably acceptable to Purchasers, broken out by Pool Properties in the Pool, detailing or including at a minimum, the property name and address, square footage, percentage of ownership, number of units, cost basis, occupancy, annualized prior quarter Net Operating Income, and operating statements, rent roll and accounts receivable aging for each Pool Property.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a)(i) from Sharma, Smith & Gray, P.C., in its capacity as special counsel for the Note Parties and (ii) from Venable LLP, in its capacity as Maryland counsel to the Note Parties, substantially in the respective forms set forth in Schedule 4.4(a)(i) and Schedule 4.4(a)(ii) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and each Note Party hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of such Closing, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with such Closing the Company, shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the applicable Closing as specified in the Purchaser Schedule.

Section 4.7. Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before such Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9. Changes in Corporate Structure. Neither Company or Parent shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. At least five (5) Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number, (c) the account name and number into which the purchase price for the Notes is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section 4.10 at least five (5) Business Days prior to the date of such Closing and (d) contact information of a representative at the transferee bank and a representative of the Company. Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $51.00) to the account identified in the written instructions no later than two (2) Business Days prior to such Closing. If a Purchaser delivers a micro deposit after delivery of such written notice provided for in the prior sentence, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to such Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes.

Section 4.11. Security Documents, Etc. The Security Documents shall have been duly authorized, executed and delivered by the Company, its Subsidiaries that are each a party thereto and the other parties thereto, and such Purchaser shall have received true, correct and complete copies of each thereof.

Section 4.12. [Reserved].

Section 4.13. Parent Guaranty. Each Purchaser shall have received a copy of the Parent Guaranty duly executed and delivered by the Parent, which shall be substantially in the form of Schedule 1.2.

Section 4.14. Subsidiary Guaranty. Each Purchaser shall have received a copy of the Subsidiary Guaranty duly executed and delivered by each Initial Subsidiary Guarantor, which shall be substantially in the form of Schedule 1.3B.

Section 4.15. Second Closing. In the case of the Second Closing, the transactions contemplated herein with respect to the First Closing shall have been consummated, except to the extent of any failure of such transactions so to have been consummated that was caused by any failure of any Purchaser to perform its obligations hereunder.

Section 4.16. Amendment to Primary Credit Facility. The Purchasers shall have received a copy of an amendment to the Primary Credit Facility, which amendment shall be in full force and effect and on substantially the same terms as this Agreement.

Section 4.17. MFL Notice. The Purchasers shall have received a written notice of any More Favorable Covenants as of the date of the First Closing pursuant to Section 9.16, which shall set forth a reasonably detailed description of such More Favorable Covenants (including any defined terms used therein) and related explanatory calculations, as applicable.

Section 4.18. Debt Rating. Each Purchaser shall have received a final Rating Letter provided by Kroll Rating Agency that the Notes, when issued, will be rated at least BBB-.

Section 4.19. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5. Representations and Warranties of the Company.

The Company and the Parent (solely to the extent that such representations and warranties relate to the Parent, the Parent), jointly and severally, represent and warrant to each Purchaser that:

Section 5.1. Organization; Power and Authority. Each of the Company and the Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is duly qualified as a foreign entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the Parent has the limited partnership or corporate, as applicable, power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes (in the case of the Company) and the other Note Documents to which it is a party and to perform the provisions hereof and thereof. The Company is a Delaware limited partnership taxed as a partnership for federal income tax purposes and, except as disclosed to the Purchasers, each other Property Party is a Delaware limited liability company wholly‑owned by the Company and is treated as a disregarded entity for federal income tax purposes. The Parent is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Department of Assessments and Taxation, and is in good standing under the laws of Maryland. Parent is qualified to elect or has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of Parent as a real estate investment trust.

Section 5.2. Authorization, Etc. The Note Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Parent and the Company, and each Note Document constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Parent or Company party thereto enforceable against the Parent or the Company, as applicable, in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Company, through its agents, Citigroup Global Markets Inc. and KeyBanc Capital Markets Inc., has delivered to each Purchaser a copy of a Confidential Private Placement Memorandum, dated March 2022 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Parent, the Company and their Subsidiaries. This Agreement, the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to April 1, 2022 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, provided that, with respect to projections, estimates and other forward-looking information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Except as disclosed in the Disclosure Documents, since December 31, 2021, there has been no change in the financial condition, operations, business, properties or prospects of the Note Parties or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists as of the date hereof of (i) the Parent’s direct Subsidiaries, showing, as to each such Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Parent and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor and (ii) the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Parent and its consolidated Subsidiaries have been validly issued, are fully paid and non‑assessable and are owned by the Parent or another consolidated Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the consolidated financial statements of the Parent and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year‑end adjustments). The Parent and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Parent and the Company of each Note Document to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Parent, the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by‑laws, shareholders agreement or any other agreement or instrument to which the Parent, the Company or any Subsidiary is bound or by which the Parent, the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Parent, the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Parent or the Company of each Note Document to which it is a party, except such as have been obtained or made and are in full force and effect or which shall be completed at the appropriate time for such filings under applicable securities laws.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Parent or the Company, threatened against or affecting the Parent, the Company or any Subsidiary or any property of the Parent, the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the Parent, the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Parent, the Company and their Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent, the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither the Parent nor the Company knows of any basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent, the Company and their Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Parent, the Company and their Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2015.

Section 5.10. Properties. (a) Subject to Liens permitted by Section 10.5, each of the Parent, the Company and their Subsidiaries has title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title and title defects disclosed to Lenders that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Subject to the property conditions reports obtained by the Property Party at the time of acquisition with respect to each Pool Property, all components of all improvements included within the Pool Property owned or leased, as lessee, by any Note Party, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair, subject to such exceptions which are not reasonably likely to have, in the aggregate, a Material Adverse Effect. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Pool Property owned or leased by any Note Party are installed and operating and are sufficient to enable the Pool Property to continue to be used and operated in the manner currently being used and operated, and no Note Party has any knowledge of any factor or condition that reasonably would be expected to result in the termination or material impairment of the furnishing thereof, subject to such exceptions which are not likely to have, in the aggregate, a Material Adverse Effect. No improvement or portion thereof, or any other part of the Pool Property, is dependent for its access, operation or utility on any land, building or other improvement not included in the Pool Property, other than for access provided pursuant to a recorded easement or other right of way establishing the right of such access subject to such exceptions which are not likely to have, in the aggregate, a Material Adverse Effect.

(c) To each of the Parent’s and Company’s actual knowledge, all franchises, licenses, authorizations, rights of use, governmental approvals and permits (including all certificates of occupancy and building permits) required to have been issued by Governmental Authority to enable all Real Property owned or leased by the Company or any of its Subsidiaries to be operated as then being operated have been lawfully issued and are in full force and effect, other than those which the failure to obtain in the aggregate could not be reasonably expected to have a Material Adverse Effect. No Note Party is in violation of the terms or conditions of any such franchises, licenses, authorizations, rights of use, governmental approvals and permits, which violation would reasonably be expected to have a Material Adverse Effect.

(d) None of Parent or the Company has received any notice or has any actual knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property owned or leased by the Company or any of its Subsidiaries or any part thereof, or any proposed termination or impairment of any parking (except as contemplated in any approved expansion approved by the Administrative Agent and disclosed to the Purchasers), at any such owned or leased Real Property or of any sale or other disposition of any Real Property owned or leased by the Company or any of its Subsidiaries or any part thereof in lieu of condemnation, which in the aggregate, are reasonably likely to have a Material Adverse Effect.

(e) Except for events or conditions not reasonably likely to have, in the aggregate, a Material Adverse Effect, no portion of any Pool Property has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its condition prior to such casualty.

(f) There are no Persons operating or managing any Pool Property other than the Property Party and the Management Company pursuant to (i) the management agreements delivered to the holders of Notes as of the date of the First Closing and (ii) such other management agreements in form and substance reasonably satisfactory to the Administrative Agent and disclosed to the Purchasers. To the Company’s actual knowledge, no improvement or portion thereof, or any other part of any Pool Property, is dependent for its access, operation or utility on any land, building or other improvement not included in such Pool Property, other than for access provided pursuant to a recorded easement or other right of way establishing the right of such access, which in the aggregate, are reasonably likely to have a Material Adverse Effect.

Section 5.11. Licenses, Permits, Etc.; Intellectual Property. (a) The Parent, the Company and their Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) To the best knowledge of the Parent and the Company, no product or service of any Note Party or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Parent and the Company, there is no Material violation by any Person of any right of such Note Party or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by such Note Party or any of its Subsidiaries.

(d) To the actual knowledge of the Parent and the Company, each Note Party owns, or is licensed to use, all patents and other intellectual property material to its business, and the use thereof by such Note Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the actual knowledge of the Parent and the Company, there are no material slogans or other advertising devices, projects, processes, methods, substances, parts or components, or other material now employed, or now contemplated to be employed, by any Note Party with respect to the operation of any Pool Property with the Lenders acknowledging that each Pool Property will be operated under the “SmartStop” brand and marketing program and will utilize the Manager’s “processes” and “methods”, and no claim or litigation regarding any slogan or advertising device, project, process, method, substance, part or component or other material employed, or now contemplated to be employed by any Note Party, is pending or threatened, the outcome of which would reasonably be expected to have a Material Adverse Effect.

Section 5.12. Compliance with Employee Benefit Plans. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $500,000 in the case of any single Plan and by more than $5,000,000 in the aggregate for all Plans. The present value of the accrued benefit liabilities (whether or not vested) under each Non‑U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non‑U.S. Plan allocable to such benefit liabilities by more than $500,000. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non‑U.S. Plan that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715‑60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of the Note Documents and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)‑(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such

Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f) All Non‑U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non‑U.S. Plan documents or applicable laws to be paid or accrued by the Parent, the Company and their Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

(g) Neither the assets of the Company nor any Guarantor are or shall be treated as “plan assets” pursuant to 29 C.F.R. Section 2510.3‑101, as modified by Section 3(42) of ERISA.

Section 5.13. Private Offering by the Company. Neither the Parent, the Company nor anyone acting on its behalf has offered the Notes, the Parent Guaranty, the Subsidiary Guaranty or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than not more than 55 other Institutional Investors (including the Purchasers), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for general corporate purposes (including acquisitions) and the repayment of indebtedness, inclusive of any defeasance or prepayment penalties or costs. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its consolidated Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Parent, the Company and its Subsidiaries as of April 19, 2022 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts (other than changes in line of credit balances arising in the ordinary course of business of the Company), interest rates (other than with respect to variable interest rates and changes in the underlying index rates), sinking funds, installment payments or maturities of the Indebtedness of the Parent or its Subsidiaries. None of

the Parent, the Company nor any of their Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Parent, the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Parent, the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment,

(b) Except as provided in the agreements and documents related to Indebtedness described in Schedule 5.15, and except to the extent permitted under Section 10.5, none of the Parent, the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c) None of the Parent, the Company nor any of their Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Parent, the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Parent or Company, except as referred to in Schedule 5.15, and except to the extent permitted under Section 10.5.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) None of the Parent, the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) None of the Parent, the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws.

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Note Party or any Controlled Entity, directly, or with knowledge, indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly, or with knowledge, indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Money Laundering Laws; or

(iii) will be used, directly, or with knowledge, indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Corruption Laws.

(d) Each of the Parent and the Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure such Note Party and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws and Anti‑Corruption Laws.

Section 5.17. Status under Certain Statutes. None of the Parent, the Company nor any of their Subsidiaries is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18. Environmental Matters. (a) None of the Parent, the Company nor any of their Subsidiaries has actual knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against any Note Party or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Parent, the Company nor any of their Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) To the actual knowledge of the Parent, the Company nor any of their Subsidiaries there is not now, nor has there been in the past, any underground storage tanks or surface tanks, dikes or impoundments (other than for surface water), or any generated, transported, treated or stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or their predecessors in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) None of the Parent, the Company nor any of their Subsidiaries has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) To the actual knowledge of the Parent, the Company, and their Subsidiaries, all buildings on all real properties now or previously owned, leased or operated by the Parent, the Company or any Subsidiary are in compliance with applicable Environmental Laws, including possession of any necessary environmental permits, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Collateral Matters. All representations and warranties relating to the Collateral contained in the Security Documents are true and correct in all material respects on and as of the date of such Closing and are incorporated into this Agreement by reference.

Section 5.20. Ownership of Collateral. Except as otherwise permitted in this Agreement or the Security Documents, the Company has or at the First Closing will have good and marketable fee title to the Collateral in accordance with the laws of the jurisdiction where the Collateral is located. Except as otherwise permitted by the Note Documents, all of the Collateral is free from any liens, encumbrances, charges, or security interests of any kind, except for minor defects in title and title defects as disclosed on Schedule 5.20 that do not interfere in any material respect with the Company’s ability to conduct its business as currently conducted or to utilize such collateral for their intended purposes.

Section 6. Representations of the Purchasers .

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is an “accredited investor” within the meaning of Regulation D of the Securities Act and purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds that are “accredited investors” within the meaning of Regulation D of the Securities Act and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95‑60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95‑60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90‑1 or (ii) a bank collective investment fund, within the meaning of the PTE 91‑38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84‑14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96‑23 (the “INHAM Exemption”)) managed by an “in‑house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7. Information as to Company

Section 7.1. Financial and Business Information. The Parent shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Parent’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Parent (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) an unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such quarter,

(ii) unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

(iii) a summary of the Pool Properties in the form consistent with the summary provided to Purchasers at each Closing, broken out by Pool Properties in the Pool, detailing or including at a minimum, the property name and address, square footage, percentage of ownership, number of units, cost basis, occupancy, annualized prior quarter Net Operating Income, and

(iv) operating statements, rent roll and accounts receivable aging for each Pool Property;

setting forth in each case in comparative form the figures for the corresponding periods in (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year‑end adjustments;

(b) Annual Statements — within 120 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Parent’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether the Parent is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Parent, duplicate copies of

(i) a consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year, and

(ii) consolidated statements of operations, changes in shareholders’ equity and cash flows of the Parent and its consolidated Subsidiaries for such year,

setting forth in each case in comparative form the figures for the corresponding periods in (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based (other than a “going concern” exception or qualification resulting from (i) the maturity of the Notes or any Indebtedness permitted hereunder occurring within one (1) year from the time such opinion is delivered or (ii) anticipated (but not actual) covenant non-compliance hereunder or under other Indebtedness permitted hereunder)) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document (collectively, “Reports”) sent by the Parent or any Subsidiary to the administrative agent or all creditors under the Primary Credit Facility (excluding (x) Reports sent to such administrative agent in the ordinary course of administration of the Primary Credit Facility, such as information relating to pricing, interest period elections, prepayment notices, and borrowing requests or availability calculations, and (y) Reports that correspond to Reports that are separately required to be provided pursuant to the requirements of the this Agreement (it being understood that the compliance certificate required pursuant to Section 7.2(a) hereof shall be in lieu of any compliance certificate required under the Primary

Credit Facility)) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Parent or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Parent or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within 5 Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the applicable Note Party is taking or proposes to take with respect thereto;

(e) Employee Benefits Matters —promptly, and in any event within 5 Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company, Parent or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the applicable Note Party or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non‑U.S. Plans;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Parent, the Company or any

Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g) Resignation or Replacement of Auditors — within 10 days following the date on which the Parent’s independent auditors resign or the Parent elects to change independent auditors, as the case may be, notification thereof, together with such further information as the Required Holders may reasonably request;

(h) Debt Rating — promptly following the occurrence thereof, notice of any change in the Debt Rating for the Notes (to the extent such Debt Rating is not a public rating); and

(i) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Note Party or any of its Subsidiaries (including actual copies of the Company’s Form 10‑Q and Form 10‑K) or relating to the ability of the Parent or the Company to perform its obligations hereunder and, with respect to the Company only, under the Notes as from time to time may be reasonably requested by any such Purchaser or holder of a Note.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a Purchaser or holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer (the “Compliance Certificate”):

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Parent and the Company were in compliance with the applicable requirements of Section 9.7 or 9.8 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Parent, the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent, the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Parent, the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto;

(c) Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to this Agreement is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer; and

(d) Total Leverage Ratio — solely with respect to the quarterly financial statements delivered to each Purchaser in accordance with Section 7.1(a) for (i) the fiscal quarter ending March 31, 2023 and (ii) for each quarter that a Total Leverage Ratio Event exists, setting forth the information from such financial statements that is required in order to establish the Total Leverage Ratio as of such date (including the information from such financial statements that is required to perform such calculations).

Section 7.3. Visitation. The Parent and the Company shall permit the representatives of each Purchaser or holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or holder and upon reasonable prior notice to the Parent or the Company, to visit the principal executive office of the Parent or the Company, to discuss the affairs, finances and accounts of the Parent, the Company and their Subsidiaries with the Parent or the Company’s officers, and (with the consent of the Parent, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Parent or the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary subject to the terms and conditions of any lease agreement in the case of properties under lease to third parties, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Parent, the Company or any Subsidiary subject to the terms and conditions of any lease agreement in the case of properties under lease to third parties, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each of the Parent and the Company authorizes said accountants to discuss the affairs, finances and accounts of the Parent, the Company and their Subsidiaries), all at such times during regular business hours and as often as may be requested.

Section 7.4. Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each Purchaser or holder of a Note by e‑mail at the e‑mail address set forth in such Purchaser or holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b) the Parent shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at https://investors.smartstopselfstorage.com/overview/default.aspx as of the date of this Agreement;

(c) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each Purchaser and holder of Notes has free access; or

(d) the Parent or the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each Purchaser and each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each Purchaser and each holder of a Note prompt written notice, which may be by e‑mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any Purchaser or holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e‑mail, the Parent will promptly e‑mail them or deliver such paper copies, as the case may be, to such Purchaser or holder.

Section 8. Payment and Prepayment of the Notes.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2. Optional Prepayments with Make‑Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make‑Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make‑Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make‑Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make‑Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make‑Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6. Make‑Whole Amount.

The term “Make‑Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make‑Whole Amount may in no event be less than zero. For the purposes of determining the Make‑Whole Amount, the following terms have the following meanings: “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section

8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on‑the‑run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on‑the‑run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360‑day year comprised of twelve 30‑day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7. Change in Control.

(a) Notice of Change in Control. The Company will, no later than ten Business Days after any Responsible Officer of the Company has knowledge of the occurrence of any Change in Control give written notice of such Change in Control to each holder of Notes; provided that such notice of such Change in Control shall contain and constitute an offer by the Company to prepay Notes in accordance with paragraph (b) of this Section 8.7 and shall be accompanied by the certificate described in paragraph (e) of this Section 8.7.

(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraph (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date (which date shall be a Business Day) specified in such offer (the “Proposed Prepayment Date”). Such date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the Business Day nearest to the 45th day after the date of such offer).

(c) Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least ten Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 on or before the tenth Business Day preceding the Proposed Prepayment Date shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with accrued and unpaid interest thereon, but without the Make‑Whole Amount or any other prepayment premium or penalty of any kind.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; and (v) in reasonable detail, the nature and date or proposed date of the Change in Control.

(f) Definitions.

“Change in Control” means an event or series of events by which:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right);

(ii) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period (the “Incumbent Board”), (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided, however, that any individual who becomes a member of the board of directors subsequent to the date of this Agreement whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the board of directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; or

(iii) the Parent shall cease to (A) either be the sole general partner of, or wholly own and control the general partner of, the Company or (B) own, directly or indirectly, greater than fifty percent (50%) of the Equity Interests of the Company; or

(iv) the Company shall cease to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Property Party (other than any minority preferred equity interests owned in any Property Party on terms and conditions satisfactory to all of the holders of Notes in their sole and absolute discretion) free and clear of any Liens (other than Liens in favor of Collateral Agent).

Notwithstanding the forgoing, in no event shall a Qualified Reverse Merger be deemed to have caused a Change in Control, provided the Parent, the Company or the applicable surviving entity(ies) in such Qualified Reverse Merger continue to satisfy the requirements of clauses (iii) and (iv) above.

Section 8.8. Payments Due on Non‑Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make‑Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 9. Affirmative Covenants.

From the date of this Agreement until the First Closing and thereafter, so long as any of the Notes are outstanding, the Parent and the Company jointly and severally covenant that:

Section 9.1. Compliance with Laws. Without limiting Section 10.4, each of the Parent and the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non‑compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Maintenance of Properties; Insurance. (a) Each of the Parent and the Company will cause each of the Property Parties to (i) keep and maintain all property material to the conduct of the operations of the Pool Properties in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance against such risks as are set forth below and in such amounts as are reasonably required by the Administrative Agent from time to time, in each case, to the extent the failure to do so would reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Parent and the Company will cause each of the Property Parties to maintain the following insurance coverages for each of the Pool Properties in the Pool:

(i) An all‑risk policy of permanent property insurance insuring the Pool Property against all risks that are commonly covered under real property insurance except those permitted by the Administrative Agent in writing to be excluded from coverage thereunder.

(ii) A boiler and machinery insurance policy covering loss or damage to all portions of the Pool Property comprised of air‑conditioning and heating systems, other pressure vessels, machinery, boilers or high pressure piping.

(iii) An all‑risk policy of insurance covering loss of earnings and/or rents from the Pool Property in the event that the Pool Property is not available for use or occupancy due to casualty, damage or destruction required to be covered by the policies of insurance described in (i) and (ii) above.

(iv) Commercial general liability, auto liability, umbrella or excess liability and worker’s compensation insurance against claims for bodily injury, death or property damage occurring on, in or about the Pool Property in an amount and containing terms reasonably acceptable to the Administrative Agent.

(v) Such other insurance against other insurable hazards, risks or casualties which at the time are commonly insured against in the case of owners and premises similarly situated, due regard being given to the financial condition of the Property Parties, the height and type of the Pool Property, its construction, location, use and occupancy.

(vi) All required insurance will be written on forms acceptable to the Administrative Agent and by companies having a Best’s Insurance Guide Rating of not less than A‑ VIII and which are otherwise acceptable to the Administrative Agent.

(c) Each of the Parent and the Company will cause each Property Party to pay and discharge all taxes, assessments, maintenance charges, permit fees, impact fees, development fees, capital repair charges, utility reservations and standby fees and all other similar impositions of every kind and character charged, levied, assessed or imposed against any interest in any Pool Property owned by it, as they become payable and before they become delinquent and that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 9.3. Payment of Taxes and Claims. Each of the Parent and the Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that the Parent, the Company and each Subsidiary need not pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Parent, the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Parent, the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Parent, the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Corporate Existence, Etc. Subject to Section 10.2, each of the Parent and the Company will at all times do or cause to be done all things reasonably necessary to preserve and keep its legal existence in full force and effect. Subject to Sections 10.2, each of the Parent and the Company will at all times do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into a Note Party or a wholly‑owned Subsidiary) and all rights and franchises of the Parent, the Company and their Subsidiaries unless, in the good faith judgment of the Parent or the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.5. Books and Records. Each of the Parent and the Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Parent, the Company or such Subsidiary, as the case may be, in all material respects. Each of the Parent and the Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets, in all material respects. The Parent, the Company and their Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect in all material respects all transactions and dispositions of assets and each of the Parent and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.6. Subsidiary Guarantors. (a) The Parent will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co‑borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(i) enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiary Guarantors, substantially similar to the Subsidiary Guaranty or pursuant to the Supplement attached as Exhibit A to the Subsidiary Guaranty (a “Subsidiary Guaranty Supplement”); and

(ii) deliver the following to each holder of a Note:

(A) an executed counterpart of such agreement or Subsidiary Guaranty Supplement;

(B) a certificate signed by an authorized responsible officer of the manager or sole member of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, 5.7 and 5.16 of this Agreement (but with respect to such Subsidiary and such agreement or Subsidiary Guaranty Supplement rather than the Company);

(C) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such agreement or Subsidiary Guaranty Supplement and the performance by such Subsidiary of its obligations thereunder; and

(D) an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such agreement or Subsidiary Guaranty Supplement as the Required Holders may reasonably request.

(b) At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

Section 9.7. Financial Tests. Throughout the term of this Agreement, the Parent shall have and maintain, on a consolidated basis in accordance with GAAP, tested as of the close of each fiscal quarter:

(a) prior to a Security Interest Termination Event, a Consolidated Leverage Ratio no greater than sixty percent (60%);

(b) following a Security Interest Termination Event, a Consolidated Capitalization Rate Leverage Ratio no greater than sixty percent (60%) or for a maximum of four (4) consecutive calendar quarters following a Material Acquisition, sixty‑five percent (65%) (the “Consolidated Capitalization Rate Leverage Ratio Acquisition Increase”); provided that such Consolidated Capitalization Rate Leverage Ratio Acquisition Increase may be exercised no more than three (3) times during the term of this Agreement;

(c) a Fixed Charge Coverage Ratio of not less than (a) 1.30:1.00 from the date hereof through June 30, 2022, (b) 1.40:1.00 commencing as of July 1, 2022, through June 30, 2023 and (c) 1.50:1.00 from and after July 1, 2023 through the Maturity Date;

(d) a Tangible Net Worth not at any time to be less than (i) $825,769,240.00, plus (ii) eighty percent (80%) of the Net Equity Proceeds received after the date of the First Closing;

(e) following a Security Interest Termination Event, a ratio of (i) Secured Debt to (ii) Capitalization Rate Total Asset Value, not in excess of forty percent (40%) or for a maximum of four (4) consecutive calendar quarters following a Material Acquisition, forty‑five percent (45%) (the “Debt to Total Asset Value Acquisition Increase”); provided that such Debt to Total Asset Value Acquisition Increase may be exercised no more than three (3) times during the term of this Agreement;

(f) a ratio of (i) Secured Recourse Indebtedness to (ii) Applicable Value, of no greater than 10%, excluding recourse obligations associated with interest rate hedges, non‑recourse carve‑out guarantees and environmental indemnitees, until due and payable;

(g) a ratio of (i) Unhedged Variable Rate Debt to (ii) Applicable Value, not in excess of thirty percent (30%); and

(h) a Payout Ratio of not greater than (i) one hundred percent (100%) commencing as of the date of the First Closing, through December 31, 2024, and (ii) ninety five percent (95%) commencing as of the quarter ending March 31, 2025 and as of each quarter end thereafter.

Notwithstanding the foregoing, each of the Parent and the Company shall have ten (10) Business Days from the date on which any violation of the above tests shall occur in which to cure such violation, to the extent such violation can be cured with a cash payment to reduce Indebtedness, which 10‑day cure period shall be in lieu of, and not in addition to, any other cure period provided for herein that may affect this Section 9.7. It shall be an Event of Default if the Company fails to make such a prepayment not later than ten (10) Business Days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such failure and (ii) the Company receiving written notice of such default from any holder of a Note notice or the Administrative Agent to the Company requesting the payment.

Section 9.8. Pool Property Covenants. Each of the Parent and the Company will cause the Pool Properties to at all times satisfy the following:

(a) There shall be no less than thirty (30) Pool Properties at any time;

(b) No greater than fifteen percent (15%) of aggregate Pool Value may be contributed by any single Pool Property;

(c) No greater than thirty percent (30%) of aggregate Pool Value may be contributed by Pool Properties in any single metropolitan statistical area;

(d) No greater than thirty percent (30%) of aggregate Pool Value may be contributed by Pool Properties located in Canada;

(e) No greater than fifteen percent (15%) of aggregate Pool Value may be contributed by Pool Properties subject to ground leases;

(f) The Pool Leverage Ratio shall not be in excess of sixty percent (60%);

(g) (i) Prior to the occurrence of a Security Interest Termination Event a Pool DSCR (A) from the date hereof until March 31, 2022, no less than 1.25:1.00, and (B) from and after April 1, 2022, no less than 1.30:1.00, and (ii) from and after the occurrence of a Security Interest Termination Event, an Unsecured Interest Coverage Ratio of no less than 2.00:1.00.

The failure of the Company to comply with any of the limitations set forth in Sections 9.8(b), (c), (d) or (e) shall not result in an Event of Default hereunder, unless such failure results in an Event of Default under the Primary Credit Facility. The failure of the Company to comply with Sections 9.8(a), (f) and (g) shall constitute an Event of Default unless (i) the Company is able to remove or deliver additional Pool Properties as provided in Section 9.9 below, as applicable, within sixty (60) days of such occurrence and such action results in the Company being in compliance with the subject covenant, or (ii) as to Sections 9.8(f) and (g) only, the Company within ten (10) Business Days from the date on which any violation of the above tests shall occur, makes a cash payment to cure such violation (such action in clause (ii) being herein referred to individually as a “Pay Down Cure Right”), provided that (x) each of which cure periods shall be in lieu of, and not in addition to, any other cure period provided for herein that may affect this Section 9.8; provided further, that a Pay Down Cure Right may not be exercised more than five (5) times during the term of this Agreement.

Section 9.9. Property Pool.

(a) Pool Properties Generally. Each of the Parent and the Company will cause each Real Property proposed by the Company to be a Pool Property to meet the requirements of a Pool

Property and shall meet the following requirements (to the extent not duplicative of the requirements in the definition of “Pool Property”):

(i) the holders of Notes shall have received an Appraisal with respect to the Real Property ordered by the Administrative Agent, which Appraisal shall be updated by the Company at the Company’s expense once during every twelve (12) month period; Administrative Agent shall have the right, but not the obligation, in its sole discretion, to order updated Appraisals of the Pool Properties at the Company’s expense at any time after the occurrence and during the continuance of an Event of Default;

(ii) a final certificate of occupancy or the local equivalent has been issued by the appropriate Governmental Authority for all of the improvements on the Real Property;

(iii) no material deferred maintenance and no material capital improvements (greater than $750,000) are required or, if required, adequate reserves, pledged to the Collateral Agent, are made therefor to continue operating as a self‑storage property (or such other use as the Required Holders may approve), as determined by an architectural or engineering report approved by the Administrative Agent;

(iv) (1) prior to the occurrence of a Security Interest Termination Event, the holders of Notes must have received Phase I environmental reports, together with an acceptable reliance letter if required by Administrative Agent, from third‑party independent consultants for each Pool Property in, or to be added to, the Pool that do not disclose any adverse material environmental conditions and specifying any further investigation or remedial work required to be undertaken, along with property condition reports and property zoning reports (with acceptable reliance letters) acceptable to Administrative Agent, (2) the owner of the subject property must be able to make the representations and warranties in Sections 5.10 and 5.8 as to each Pool Property in, or to be added to, the Pool, (3) the owner of the subject Pool Property must have provided a Financing Statement, probable maximum loss study (if applicable and only prior to the Security Interest Termination Event) with a reliance letter if required by Administrative Agent, a rent roll, and all other documents required for Collateral as the Administrative Agent may require, prior to the Security Interest Termination Event, proof of casualty and liability insurance complying with this Agreement (together with an acceptable reliance letter(s)) if required by the Administrative Agent, central and local Uniform Commercial Code searches, purchase agreement, and a Compliance Certificate, and in form and substance satisfactory to the Administrative Agent, (4) the Pool Property owner must have joined in, and assumed all obligations of “the Company” or a “Subsidiary Guarantor” under this Agreement and the other Note Documents, consistent with the Subsidiary Guaranty and the Supplement attached as Exhibit A to the Subsidiary Guaranty, which is attached hereto as Schedule 1.3B, (5) prior to the occurrence of a Security Interest Termination Event, such owner must execute and deliver such other collateral documents with respect to the Real Property in connection with such joinder as reasonably required by and in form and substance reasonably satisfactory to Collateral Agent (including, without limitation, a Pledge Agreement), and (6) such owner delivering such organizational documents, directors’ or comparable resolutions, secretary’s, incumbency and like certificates, opinions of counsel and other documents as reasonably required by the holders of the Notes in connection with such joinder provided the same are consistent with the terms of this Agreement;

(v) the Company shall have delivered to the holders of Notes a Compliance Certificate evidencing compliance with Section 9.8 and this Section 9.9 after giving effect to such addition; and

(vi) such new the Company or Subsidiary Guarantor shall have delivered to the holders of Notes all information that any holder of a Note reasonably requires in order to comply with such holder of a Note’s “know your customer” requirements and similar laws and regulations.

As of the date of the First Closing, the Pool Property assets included in the Pool are listed on Schedule 9.9 attached hereto.

(b) Additional Pool Properties. From time to time during the term of this Agreement following the Company’s written request, the Administrative Agent shall accept one or more Real Properties into the Pool as Collateral upon the satisfaction of the following conditions, in a manner reasonably acceptable to the Administrative Agent:

(i) The Company (or applicable Note Party) shall have satisfied all of the requirements set forth in the definition of Pool Property and in Section 9.8(a) as to such real estate.

(ii) The Company shall have delivered to the holders of Notes a Compliance Certificate evidencing compliance with Section 9.8 and this Section 9.9 after giving effect to such addition.

(iii) [Reserved].

(iv) (A) The owner of the Pool Property must have joined in and assumed all obligations of a “Subsidiary Guarantor” under the Note Documents by entering into a Subsidiary Guaranty (or joinder thereto) in the form attached hereto as Schedule 1.3B executed by such owner and delivered to the holders of Notes, and (B) such owner delivering such organizational documents, directors’ or comparable resolutions, secretary’s, incumbency and like certificates, and other documents as reasonably required by Administrative Agent in connection with such joinder provided the same are consistent with the terms of this Agreement.

(v) Prior to the occurrence of a Security Interest Termination Event, the Company (and any other applicable Subsidiary) shall have entered into a Pledge Agreement in form and substance satisfactory to the Required Holders with respect to the Company’s 100% ownership interests in the owner of the Pool Property and such other collateral documents and certificates with respect to the ownership interests in connection with such joinder as required under the Pledge Agreement.

(vi) Prior to the occurrence of the Security Interests Termination Event, an Appraisal shall have been prepared within 90 days of the date of inclusion in the Pool.

(vii) the Company shall have delivered such information about the Pool Property including, without limitation, (a) descriptive information on the Real Property, leasing status, tenant leases, operating statements, and rent rolls, and (b) prior to the Security Interest Termination Event, an Environmental Assessment, property condition assessment, and a probable maximum loss studies (for properties in a seismic zone), and (c) such other due diligence information as the Administrative Agent may reasonably require for such Pool Property.

(viii) The Company shall pay or reimburse the holders of Notes for all reasonable legal fees and expenses and other costs and expenses incurred by such holders in connection with the additional Pool Property.

(ix) The Administrative Agent shall give the Company prompt written notice of its determination with respect to the admission or rejection of any Real Property as a Pool Property. To the extent that a Real Property does not meet the requirements to qualify as a Pool Property, as defined, the Company may nevertheless request that such Real Property be included as a Pool Property and the Required Holders may, in their sole and absolute discretion, agree to the acceptance of such Real Property as an additional Pool Property.

(c) Removal of a Pool Property. From time to time during the term of this Agreement following (i) the Company’s written request (“Release Request”) and (ii) satisfaction of the Release Conditions, the subject Subsidiary Guarantor(s) which has no other ownership interest in any of the remaining Pool Properties shall be automatically released from further payment and performance of the Notes, subject to Section 9.6(b); provided, however, any such release shall not be deemed to terminate or release such Pool Property owner from any obligation or liability under any Note Document which specifically by its terms survives the said release or the payment in full of the Obligations. The “Release Conditions” are the following:

(i) Borrowing Base Compliance. The Company has delivered a Borrowing Base Certificate reflecting that, after giving effect to the release of the Pool Property, the total Credit Exposure under and as defined in the Primary Credit Facility will be less than or equal to the Maximum Loan Available Amount (as defined in the Primary Credit Facility).

(ii) No Default upon Release. No Default shall exist under this Agreement or the other Note Documents after giving effect to the release of the Pool Property, except for any Default or Event of Default which is cured or remedied by the removal of such Real Property from being a Pool Property.

(iii) No Default Prior to Release. No Default or Event of Default shall exist under this Agreement or the other Note Documents at the time of the Release Request or after giving effect to the release of the Pool Property, including, without limitation, under

Section 9.8 hereof, except for any Default or Event of Default which is cured or remedied by the removal of such Real Property from being a Pool Property.

(iv) Payment of Fees. The Company shall pay or reimburse the holders of Notes for all reasonable legal fees and expenses and other reasonable costs and expenses incurred by the holders in connection with the release.

(v) Primary Credit Facility. The Pool Property has been, or will concurrently be, released as a “Pool Property” pursuant to the Primary Credit Facility.

Any failure of any removal and release requested by the Company to meet all of the Release Conditions shall be deemed a rejection of the proposed Release Request and, subject to the other terms and conditions hereof as to whether any Real Property is a Pool Property, such Pool Property shall remain a Pool Property hereunder;

provided that no Default or Event of Default has occurred and is continuing, upon the release of a Pool Property as set forth above, the Collateral Agent will release from the liens and security interests of the Note Documents the Pledged Membership Interest of the owner of such Pool Property pledged hereunder.

Section 9.10. Further Assurances. At any time upon the request of the Required Holders, each of the Parent and the Company will, promptly and at its expense, execute, acknowledge and deliver such further documents and perform such other acts and things as the Required Holders may reasonably request to evidence the Liens securing Notes issued hereunder in accordance with the terms of the Note Documents.

Section 9.11. Parent Covenants. The Parent will:

(a) own, directly or indirectly, all of the general partner interests in the Company and, once acquired, will not sell or transfer any of its limited partner interests in the Company (provided other limited partners may sell or transfer their respective limited partner interests, subject to compliance with Section 9.13 below);

(b) maintain management and control of each Property Party;

(c) conduct substantially all of its operations through the Company or one or more of the Company’s Subsidiaries;

(d) comply with all Legal Requirements to maintain, and will at all times elect, qualify as and maintain, its status as a real estate investment trust under Section 856 of the Code; and

(e) promptly contribute to the Company the net proceeds of any stock sales or debt offerings.

Section 9.12. Eligible Ground Leases. With respect to any Eligible Ground Lease related to a Pool Property, each of the Parent and the Company will cause the Property Party to, for so long as such Eligible Ground Lease is related to a Pool Property, perform and observe all of the terms and provisions of each such Eligible Ground Lease to be performed or observed by it, maintain each such Eligible Ground Lease in full force and effect, use its commercially reasonable efforts to enforce, in all material respects, each such Eligible Ground Lease in accordance with its terms, other than in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 9.13. Ownership Interests. The Company shall at all times own 100% of the direct and indirect ownership interests in entities that are Subsidiary Guarantors that are not subject to a Lien (other than in favor of Collateral Agent, on behalf of the holders of Notes and the Lenders) in any manner and that, prior to a Security Interest Termination Event, are Collateral subject to a Pledge Agreement.

Section 9.14. Security Interest Termination. So long as no Default or Event of Default shall have occurred and be continuing, upon the Company’s written request following the satisfaction of the Security Interest Termination Condition, the Collateral Agent shall release the Pledged Membership Interests from the lien of the Pledge Agreement and terminate the Pledge Agreements, the Financing Statements and the other documents and agreements pursuant to which the Pledged Membership Interests were made Collateral for the Notes (the “Security Interest Termination Event”) and the Pool DSCR shall no longer be applicable, so long as such Pledged Membership Interests have been (or will concurrently be) released and discharged under each Material Credit Facility. Notwithstanding the foregoing, the Subsidiary Guaranty executed by each Subsidiary Guarantor will not be released as a result of the occurrence of the Security Interest Termination Event.

Section 9.15. Environmental Matters. (a) The Company shall comply and shall cause each of its Subsidiaries and each Real Property owned or leased by such parties to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect, except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) If the Required Holders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law related to any Pool Property, or Real Property adjacent to such Pool Property, which would reasonably be expected to have a Material Adverse Effect, then the Company agrees, upon request from the Required Holders, to provide the holders of Notes, at the Company’s expense, with such reports, certificates, engineering studies or other written material or data as the Required Holders may reasonably require so as to reasonably satisfy the Required Holders that any Note Party or Pool Property in material compliance with all applicable Environmental Laws.

(c) The Company shall, and shall cause each of its Subsidiaries to, shall take such remedial action or other action as required by Environmental Law or any Governmental Authority except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) If the Property Party fails to timely take, or to diligently and expeditiously proceed to complete in a timely fashion, any action described in this Section, the Administrative Agent may, after notice to the Company make advances or payments toward the performance or satisfaction of the same, but shall in no event be under any obligation to do so. All sums so advanced or paid by the holders (including reasonable counsel and consultant and investigation and laboratory fees and expenses, and fines or other penalty payments) and all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, will become due and payable from the Company ten (10) Business Days after demand, and shall bear interest at the Default Rate from the date any such sums are so advanced or paid by the Administrative Agent until the date any such sums are repaid by the Company. Promptly upon request, the Property Party will execute and deliver such instruments as the Administrative Agent may deem reasonably necessary to permit the Administrative Agent to take any such action, and as the Administrative Agent may require to secure all sums so advanced or paid by the Administrative Agent. If a Lien is filed against the Pool Property by any Governmental Authority resulting from the need to expend or the actual expending of monies arising from an action or omission, whether intentional or unintentional, of the Property Party or for which any Property Party is responsible, resulting in the releasing of any Hazardous Material into the waters or onto land located within or without the State where the Pool Property is located, then the Property Party will, within thirty (30) days from the date that the Property Party is first given notice that such Lien has been placed against the Pool Property (or within such shorter period of time as may be specified by the Administrative Agent if such Governmental Authority has commenced steps to cause the Pool Property to be sold pursuant to such Lien), either (i) pay the claim and remove the Lien, or (ii) furnish a cash deposit, bond or such other security with respect thereto as is satisfactory in all respects to the Administrative Agent and is sufficient to effect a complete discharge of such Lien on the Pool Property.

Section 9.16. Most Favored Lender. In the event the Primary Credit Facility contains one or more Material Covenants that are either not set forth in this Agreement or more beneficial to the lenders under the Primary Credit Facility than the Material Covenants set forth in this Agreement (including any necessary definitions, a “More Favorable Covenant”), this Agreement, without any further action on the part of the Company or the holders of the Notes, shall be deemed to automatically amended to include each such More Favorable Covenant. The Company shall provide written notice of such More Favorable Covenant and its automatic inclusion into this Agreement promptly, and in any event within 10 Business Days of such inclusion (or pursuant to Section 4.17 in the case of any More Favorable Covenants at the First Closing), to the holders of the Notes, setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein) and related explanatory calculations, as applicable. However, if the Primary Credit Facility is subsequently amended, modified or otherwise no longer in effect, and as a result such More Favorable Covenant is modified, excluded or terminated, then such More Favorable Covenant shall automatically be modified, excluded or terminated in the same manner in this Agreement; provided that, if a Default or an Event of Default then exists, such More Favorable Covenant so incorporated shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists; provided further, however, that if any fee or other consideration shall be given to the lenders under such Primary Credit Facility for an amendment, waiver or deletion thereto while the Company is in a distressed financial situation (and, for the avoidance of doubt, not in connection with an amendment, amendment and restatement, replacement modification, waiver or other amendment that contains terms, on the whole, that are equal to or more favorable to the Company than the terms contained in the Primary Credit Facility as of the effective date of this Agreement), the equivalent of such fee or other consideration shall be given, pro rata, to the holders of the Notes. Notwithstanding the foregoing, the covenants or defaults (and related definitions as used therein) contained in this Agreement as in effect on the date of this Agreement (and as amended other than by operation of this Section 9.16) shall not be loosened or relaxed by operation of the terms of this Section 9.16; provided that the Capitalization Rate, or any other defined term with a substantially similar meaning as described in the Primary Credit Facility, shall not be subject to this Section 9.16.

Section 9.17. Debt Rating.

(a) The Company shall at all times maintain a Debt Rating for the Notes from an Acceptable Rating Agency.

(b) At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company will provide to each holder of a Note (x) at least annually (on or before each anniversary of the date of the First Closing) and (y) promptly upon any change in such Debt Rating, an updated Rating Letter evidencing such Debt Rating. Furthermore, if the SVO or any other regulatory authority having jurisdiction over any holder of any Notes requires any additional information with respect to the Debt Rating or the Rating Letter, the Company shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency or have the Acceptable Rating Agency include such additional information in the Rating Letter.

Although it will not be a Default or an Event of Default if the Parent or the Company fails to comply with any provision of Section 9 on or after the date of this Agreement and prior to the First Closing, if such a failure occurs, then any of the Purchasers at such Closing may elect not to purchase the Notes on the date of such Closing that is specified in Section 3.

Section 10. Negative Covenants.

From the date of this Agreement until the First Closing and thereafter, so long as any of the Notes are outstanding, the Parent and the Company jointly and severally covenant that:

Section 10.1. Transactions with Affiliates. The Parent and the Company will not, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other material transactions with, any of its Affiliates, except:

(a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Parent or such Subsidiary than could be obtained on an arm’s‑length basis from unrelated third parties,

(b) transactions between or among the Parent and its wholly owned Subsidiaries not involving any other Affiliate,

(c) any Restricted Payment permitted by Section 10.8,

(d) any loan or advance or any purchase or acquisition of assets permitted by Section 10.6(f),

(e) arrangements entered into with respect to any sponsorship and fund advisory services of the Parent, the Company or any Subsidiary of the Parent, including for the avoidance of doubt, any transaction with an Affiliate that would be otherwise permitted pursuant to Sections 10.2 or 10.6,

(f) payment of distributions paid to any Note Party derived from any and all property insurance premiums made by tenants in storage facilities managed, operated or owned by any Note Party and

(g) any matter, transaction or arrangement disclosed in any report, proxy statement or other material filed by the Parent, the Company or any Subsidiary of the Parent with the Securities and Exchange Commission prior to the date of the First Closing.

Section 10.2. Merger, Consolidation, Etc. The Parent and the Company will not, and will not permit any other Property Party, to:

(a) Subject to Section 10.2(c) below, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of any Property Party or all or substantially all of the stock of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(i) any Person may merge into, or consolidate with, the Company in a transaction in which (A) the Company or the Parent is the surviving entity, or (B) if the Company or the Parent is not the surviving entity, so long as: (x) no Change in Control shall have occurred as a result of such merger; (y) such surviving entity shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Note Documents, as applicable, and caused to be delivered an opinion of nationally recognized independent counsel to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms, the language of which shall be deemed approved if substantially similar to the language used in the opinion delivered at the First Closing; and (z) if such surviving entity is organized and existing under the laws of any jurisdiction other than the United States, such documentation and/or modifications to this Agreement as reasonably requested by the Required Holders to reflect such foreign jurisdiction;

(ii) any Person not a Note Party may merge into, or consolidate with, any Subsidiary in a transaction in which the surviving entity is a Subsidiary,

(iii) any Subsidiary not a Note Party may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary,

(iv) any Subsidiary not a Note Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of Notes,

(v) any Subsidiary which is a Note Party may merge into (or consolidate with) or liquidate or dissolve into, any other Subsidiary which is a Note Party, and

(vi) any Subsidiary which is a Note Party may sell, transfer, lease or otherwise dispose of its assets to the Company or to any other Subsidiary which is a Note Party; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 10.6.

The Company may propose for consideration the transfer of ownership interests in all or a portion of the Pool Properties in connection with the issuance or transfer of any Equity Interests to a joint venture partner. Any such transfer shall be subject to the approval of the Required Holders in their reasonable discretion;

(b) Engage to any material extent in any business other than the ownership, development, operation and management, or advisory or sponsoring services, primarily of self‑storage facilities or entities that primarily own self‑storage facilities, and businesses reasonably related thereto, except as allowed by Section 10.6; or

(c) Without limiting the foregoing, prior to any sale, merger or transfer of any property or partnership interest which when aggregated with all other such mergers and sales during the immediately preceding 12-month period is in excess of fifteen percent (15%) of Applicable Value during any 12‑month period, the Company will provide written notice of such intended transaction to the holders of Notes at least fifteen (15) Business Days prior to the intended closing date of such transaction, and provide a compliance certificate evidencing compliance with all financial covenants set forth in this Agreement after giving effect thereto. Any proposed merger which will result in an increase in Applicable Value by twenty‑five percent (25%) or more or in which the Company or Parent will not be the surviving entity will require approval in advance by the Required Holders.

Section 10.3. Line of Business. Neither the Parent nor the Company will, nor will permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

Section 10.4. Economic Sanctions, Etc. Neither the Parent nor the Company will, or will permit any Controlled Entity to, (a) become, own or control a Blocked Person or (b) directly,

or to their knowledge, indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Purchaser, any holder or any affiliate of such Purchaser or holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.5. Liens. Neither the Parent nor the Company will, nor will permit any Property Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company (other than a Pool Property or the direct or indirect Equity Interests in any other Property Party);

(c) any Lien on any property or asset of any Subsidiary of the Company provided that such Subsidiary is not a Property Party hereunder; and

(d) any future Lien for borrowed money on any Pool Property with respect to which the liens and security interests of the Note Documents are released in accordance with Section 9.9(c).

Section 10.6. Investments, Notes, Advances and Acquisitions. Neither the Parent nor the Company will, nor will permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness (subject to Section 10.11 below) or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments directly or indirectly in Real Property operated primarily as self‑storage facilities, including, for the avoidance of doubt, any merger (subject to Section 10.2), or similar transaction, by which the Parent or the Company acquire, directly or indirectly, self-storage facilities;

(c) investments directly or indirectly in unimproved land not to exceed five percent (5%) of the Total Asset Value;

(d) investments directly or indirectly in construction and development projects not to exceed ten percent (10%) of the Applicable Value;

(e) investments constituting mortgage loans on real estate (directly or indirectly) which are primarily self‑storage facilities not to exceed five percent (5%) of the Applicable Value; and

(f) any purchase or acquisition, directly or indirectly, of any such capital stock, evidence of indebtedness, or other securities of, or other investment in, a Person which is not a wholly owned Subsidiary of the Company, or any assets of any other Person constituting a business unit, and any loan or advance to any other Person where the amount of such loan or advance or the value of such purchase or acquisition does not exceed fifteen percent (15%) of the Applicable Value immediately before such loan, advance, purchase or acquisition;

provided that the aggregate value of the investments described in Subsections (c) through (f) above shall not exceed twenty‑five percent (25%) of the Applicable Value; and any breach of the investment restriction set forth above shall not constitute an Event of Default hereunder, but shall result in the exclusion of such Excess Amount when calculating Applicable Value.

Section 10.7. Hedging Agreements. Neither the Parent nor the Company will, nor will permit any of its Subsidiaries to, enter into any Hedging Agreement, other than the existing Hedging Agreement entered into with the Administrative Agent under the Primary Credit Facility existing at the First Closing and other Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Prior to a Security Interest Termination Event, if the Company enters into any Hedging Agreement to mitigate its risks under this Agreement, the Company shall simultaneously collaterally assign such Hedging Agreement to the Collateral Agent for the benefit of the Lenders and the holders of Notes; such assignment shall create a first priority lien in favor of the Collateral Agent for the benefit of the holders of Notes and Lenders and shall be in form and substance reasonably satisfactory to the Required Holders.

Section 10.8. Restricted Payments. Neither the Parent nor the Company will, nor will permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, during any calendar quarter, any Restricted Payment, except that any of the following Restricted Payments are permitted:

(a) Restricted Payments to Parent to enable Parent, and by the Parent to the extent reasonably necessary to comply with Section 9.11(d) and avoid any and all income or excise Taxes;

(b) provided no Event of Default is in existence, Restricted Payments made by the Parent or the Company to its equity holders, including, but not limited to: (i) with respect to the existing rights, preferences or privileges of any class of equity securities currently outstanding or (ii) in connection with the existing redemption and dividend reinvestment plans; provided that notwithstanding the foregoing, the Parent may issue warrants, options and other equity securities evidencing ownership interests and rights in the Parent; provided, further, the Parent, the Company or any Subsidiary may declare and make dividend payments or other distributions, and may make other Restricted Payments, in each case, payable solely in the common stock or other common Equity Interests of such Person or of the Parent (together with cash in lieu of any fractional share or other unit of such common stock or common Equity Interest); and

(c) Restricted Payments declared and paid ratably by Subsidiaries to the Company and/or Parent with respect to their capital stock or equity interest; provided that notwithstanding the foregoing, the Parent may issue warrants, options and other equity securities evidencing ownership interests and rights in the Parent.

Section 10.9. Parent Negative Covenants. The Parent will not (a) own any property other than the ownership interests in the Company, and other assets with no more than $20,000,000.00 in value; or (b) give or allow any Lien on the ownership interests of the Company.

Section 10.10. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien (other than Permitted Encumbrances) upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by Primary Credit Facility, this Agreement or as otherwise approved by the Administrative Agent, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Liens permitted by this Agreement, if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, and (v) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to any merger or similar transaction.

Section 10.11. Indebtedness. Neither the Parent nor the Company shall, nor shall permit any other Property Party to, without the prior written consent of the Administrative Agent, create, incur, assume, guarantee or be or remain liable, contingently or otherwise with respect to any Indebtedness, except:

(a) Indebtedness under this Agreement;

(b) Indebtedness under the Primary Credit Facility;

(c) Indebtedness under any Hedging Obligations or any Hedging Agreements permitted by Section 10.7 hereof;

(d) Indebtedness of the Company or the Parent whose recourse is solely for so‑called “bad‑boy” acts, including, without limitation, (i) failure to account for a tenant’s security deposits, if any, for rent or any other payment collected by a borrower from a tenant under a lease, all in accordance with the provisions of any applicable loan documents; (ii) fraud or a material misrepresentation made by a Subsidiary or Guarantor, or the holders of beneficial or ownership interests in a Subsidiary or any Guarantor, in connection with the financing evidenced by the applicable loan documents; (iii) any attempt by a Subsidiary or any Guarantor to divert or otherwise cause to be diverted any amounts payable to the applicable lender in accordance with the applicable loan documents; (iv) the misappropriation or misapplication of any insurance proceeds or condemnation awards relating to a property; (v) voluntary or involuntary bankruptcy by a Subsidiary or any Guarantor; and (vi) any environmental matter(s) affecting any property which is introduced or caused by a Subsidiary or any Guarantor or any holder of a beneficial or ownership interest in a Subsidiary or any Guarantor;

(e) Indebtedness of the Company and/or the Parent, provided that they shall remain in compliance with the provisions of Section 7.1, Section 9.8(f) and Section 9.8(g) after giving effect to the incurrence of such Indebtedness;

(f) Indebtedness for trade payables and operating expenses incurred in the ordinary course of business; and

(g) Indebtedness under any standard environmental indemnity.

Nothing contained herein shall be deemed to prohibit or prevent a Subsidiary of the Parent or of the Company which is not a Property Party from assuming or incurring any Indebtedness in connection with any investment allowed under Section 10.6 above. The Company shall use its best efforts to cause all future non‑recourse carve‑out guarantees and standard environmental indemnities on first mortgage or other property‑related loans incurred by Subsidiaries to be provided by the Parent, but in no event shall any such guaranty or indemnity be provided by any Property Party other than the Company.

Although it will not be a Default or an Event of Default if the Parent or the Company fails to comply with any provision of Section 10 before or after giving effect to the issuance of the Notes on a pro forma basis, if such failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of such Closing that is specified in Section 3.

Section 11. Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make‑Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of (x) any interest on any Note for more than five Business Days after the same becomes due and payable or (y) any fee or any other amount (other than an amount referred to in clause (a) of this Section 11) payable under any Note Document for more than five Business Days (such five Business Day period commencing after written notice from such holder of a Note as to any such payment of a fee or other amount); or

(c) the Company or the Parent defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 9 or 10 (other than Sections 9.1 (Compliance with Laws), 9.2 (Maintenance of Properties and Insurance), 9.4 (Corporate Existence, Etc.), 9.5 (Books & Records), and 9.15 (Environmental Matters) and 10.3 (Line of Business)); or

(d) the Parent, the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in the Parent Guaranty or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Parent or the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)) and if such default is not curable within thirty (30) days and a Note Party is diligently pursuing cure of same, the cure period may be extended for thirty (30) days (for a total of 60 days after the original notice from such holder of a Note) upon written request from the Company to such holder of a Note; or

(e) (i) any representation or warranty made in writing by or on behalf of the Parent or the Company or by any officer of the Parent or the Company in this Agreement or the Parent Guaranty or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) a Note Party is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make‑whole amount or interest on any Material Indebtedness (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) a Note Party is in default in the performance of or compliance with any term of any evidence of any Material Indebtedness (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) a Note Party has become obligated to purchase or repay Material Indebtedness before its regular maturity or before its regularly scheduled dates of payment (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require a Note Party so to purchase or repay such Material Indebtedness; provided, however, that none of the following events will, in and of themselves, be a Default or Event of Default under this Section 11(f): (x) the occurrence of any customary event or condition that vests the right of any holder of Convertible Indebtedness to submit any Convertible Indebtedness for conversion, exchange or exercise in accordance with its terms; or (y) any actual conversion, exchange or exercise of any Convertible Indebtedness in accordance with its terms; or

(g) each Note Party (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by a Note Party, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding‑up or liquidation of the Company or any of its Subsidiary Guarantors, or any such petition shall be filed against a Note Party and such petition shall not be dismissed within 60 days; or

(i) any event occurs with respect to a Note Party which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j) one or more final judgments or orders for the payment of money aggregating in excess of $25,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Note Parties and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the

PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non‑U.S. Plans exceeds the aggregate current value of the assets of such Non‑U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post‑employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non‑U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non‑U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non‑U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l) the Parent Guaranty or any Subsidiary Guaranty shall cease to be in full force and effect, the Parent, any Subsidiary Guarantor or any Person acting on behalf of the Parent or any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of the Parent Guaranty, Subsidiary Guaranty, or the obligations of the Parent or any Subsidiary Guarantor under the Parent Guaranty or any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of the Parent Guaranty or such Subsidiary Guaranty except with respect to the release of the Subsidiary Guarantor in accordance with the terms of this Agreement; or

(m) any Security Document shall cease to be in full force and effect (other than in accordance with its terms) with respect to or the Company or any Person acting on its behalf shall contest in any manner the validity, binding nature or enforceability of any security document, or the obligations of the Company under a security document are not or cease to be legal, valid, binding and enforceable in accordance with the terms of the security document; or

(n) prior to the Security Interest Termination Event, either the Parent or the Company shall default under any Material Contract; or

(o) there occurs any event of default under any Hedging Obligations secured by any Collateral; or

(p) either the Parent or the Company shall (or shall attempt to) disavow, revoke or terminate any Note Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Note Document.

Section 12. Remedies on Default, Etc.

Section 12.1. Acceleration. (a) If an Event of Default with respect to any Note Party described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make‑Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make‑Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, after any notice and/or cure periods have elapsed, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Parent Guaranty, any Note or any Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make‑Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make‑Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non‑payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Parent Guaranty, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Parent and the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 13. Registration; Exchange; Substitution of Notes .

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, (or such longer period as the registered holder of such Note may permit in its sole discretion), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1.1A or Schedule 1.1B, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $200,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $200,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14. Payments on Notes .

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make‑Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Citibank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make‑Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3. FATCA and Other Tax Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number, an IRS Form W-9, or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and other withholding requirements, and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Section 15. Expenses, Etc.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Note Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Note Document, the Parent Guaranty, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Note Document or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work‑out or restructuring of the transactions contemplated hereby and by the Notes, the Parent Guaranty and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $2,500. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 15.2. Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement, the Parent Guaranty, or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company, the Parent or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement, the Parent Guaranty, or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of the Note Documents, and the termination of this Agreement.

Section 16. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, the Note Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. Amendment and Waiver.

Section 17.1. Requirements. The Note Documents may be amended, and the observance of any term thereof may be waived (either retroactively or prospectively), only with the written consent of the Note Parties party to such Note Document and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make‑Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to a Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 17 or 20.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each Purchaser and holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or any other Note Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any other Note Document to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers and holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any other Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any other Note Document by a Purchaser or a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such Purchaser or such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any other Note Document applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the applicable Note Party without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Parent, the Company, any Purchaser, and any holder of a Note and no delay in exercising any rights hereunder or under any Note or any other Note Document shall operate as a waiver of any rights of any holder of such Note.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under any Note Document, or have directed the taking of any action provided herein or in any Note Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18. Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Attention: H. Michael Schwartz (Telephone No. (949) 429-6600 and email: hms@smartstop.com); copies to: Nicholas Look (Telephone No. (949) 429-6600 and email: nlook@smartstop.com); James Barry (Telephone No. (949) 429-6600 and email: jbarry@smartstop.com); Hilary Strong (Telephone No. (714) 755-8122 and email:

hilary.shalla@lw.com); and Jason R. Bosworth (Telephone No. (213) 891-8291 and email: jason.bosworth@lw.com), or at such other address as the Company shall have specified to the holder of each Note in writing, or

(iv) if to the Parent, to the Parent at its address set forth at the beginning hereof to the attention of H. Michael Schwartz (Telephone No. (949) 429-6600 and email: hms@smartstop.com); copies to: Nicholas Look (Telephone No. (949) 429-6600 and email: nlook@smartstop.com); James Barry (Telephone No. (949) 429-6600 and email: jbarry@smartstop.com); Hilary Strong (Telephone No. (714) 755-8122 and email: hilary.shalla@lw.com); and Jason R. Bosworth (Telephone No. (213) 891-8291 and email: pablo.clarke@lw.com), or at such other address as the Parent shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19. Reproduction of Documents.

The Note Documents and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at a Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. Each of the Parent and the Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit any Note Party or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20. Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to a Note Party or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and a Note Party, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21. Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22. Miscellaneous .

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, neither the Parent nor the Company may assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2. Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825‑10‑25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b) Notwithstanding the foregoing, if the Company notifies the holders of Notes that, in the Company’s reasonable opinion, or if the Required Holders notify the Company that, in the Required Holders’ reasonable opinion, as a result of changes in GAAP from time to time (“Subsequent Changes”), any of the covenants contained in this Agreement or any of the defined terms used therein, no longer apply as intended such that such covenants are more or less restrictive to the Company than are such covenants immediately prior to giving effect to such Subsequent Changes, the Company and the holders of Notes shall negotiate in good faith to reset or amend such covenants or defined terms, or establish alternative covenants or defined terms, so as to negate such Subsequent Changes. Until the Company and the Required Holders so agree to reset, amend or establish alternative covenants or defined terms, the covenants contained in Section 9.7, together with the relevant defined terms, shall continue to apply and compliance therewith shall be determined assuming that the Subsequent Changes shall not have occurred (“Static GAAP”). During any period that compliance with any covenants shall be determined pursuant to Static GAAP, the Company shall include relevant reconciliations in reasonable detail between GAAP and Static GAAP with respect to the applicable covenant compliance calculations contained in each certificate of a Senior Financial Officer delivered pursuant to Section 7.2 during such period.

(c) For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825‑10‑25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and the other certificates, opinions and documents delivered in connection herewith (excluding the Notes, the “Documents”). Delivery of an electronic signature to, or a signed copy of, this Agreement and such other related Documents by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other Documents shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to any Document, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7. Jurisdiction and Process; Waiver of Jury Trial. (a) Each of the Parent and the Company irrevocably submits to the non‑exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each of the Parent and the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each of the Parent and the Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) Each of the Parent and the Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. Each of the Parent and the Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Parent or the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Parent and the Company, whereupon this Agreement shall become a binding agreement among you, the Parent and the Company.

Very truly yours,

SmartStop OP, L.P.

By: SmartStop Self Storage REIT, Inc., a Maryland corporation, its General Partner

By: /s/ H. Michael Schwartz

H. Michael Schwartz

CEO

SmartStop Self Storage REIT, Inc., a Maryland corporation

By: /s/ H. Michael Schwartz

H. Michael Schwartz

CEO

This foregoing is hereby

accepted and agreed to as

of the date hereof.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By: Allianz Global Investors U.S. LLC

As the authorized signatory and investment manager

By: /s/ Lawrence Halliday

Name: Lawrence Halliday

Title: Managing Director

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York domiciled life insurance company

By: Nuveen Alternatives Advisors LLC, a Delaware limited liability company, its investment manager

By: /s/ Greg Miller

Name: Greg Miller

Title: Director

THRIVENT FINANCIAL FOR LUTHERANS

By: /s/ Christopher Patton

Name: Christopher Patton

Title: Managing Director

PACIFIC LIFE INSURANCE COMPANY

By: /s/ Kevin Liang

Name: Kevin Liang

Title: Senior Director

FARM BUREAU PROPERTY & CASUALTY INSURANCE COMPANY

By: /s/ Michael Warmuth

Name: Michael Warmuth

Title: Vice President – Investments

FARM BUREAU LIFE INSURANCE COMPANY

By: /s/ Michael Warmuth

Name: Michael Warmuth

Title: Vice President – Investments

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptable Rating Agency” means any credit rating agency (other than Egan Jones) that is recognized as a nationally recognized statistical rating organization by the SEC, so long as, in each case, any such credit rating agency continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Adjusted EBITDA” means, for a given testing period, EBITDA less the Capital Expenditure Reserve.

“Adjusted Funds from Operations” means for a given period, the Parent’s net income (or loss) determined on a consolidated basis in accordance with GAAP (unless otherwise indicated herein) for such period, excluding gains or losses from extraordinary items, gains or losses from extinguishment of debt or redemption of preferred equity, impairment, and other non-cash charges (such as stock compensation expense, amortization of debt issuance costs, or non-cash FX income statement adjustments), acquisition fees and related expenses, plus real estate depreciation and amortization. Adjusted Funds from Operations will be adjusted for (i) unconsolidated entities to reflect adjusted funds from operations on the same basis, (ii) the impact of straight-lining of rents, (iii) the amortization of intangibles associated with the amortization of above or below market rents, pursuant to ASC 805 (formerly FASB 141) and calculation of interest expense in accordance with FBS APB 14-1, and (iv) a deduction of the Capital Expenditure Reserve.

“Adjusted Interest Rate” is defined in Section 1.4(b).

“Adjusted NOI” means Net Operating Income from the Pool.

“Administrative Agent” means KeyBank, National Association, in its capacity as administrative agent under the Primary Credit Facility; provided that references to the Administrative Agent’s judgement, approval or request in this Agreement shall be deemed to refer to the administrative agent in such role under the Primary Credit Facility, and if no Primary Credit Facility exists, then such references should be deemed to be references to the Required Holders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.

“Anti‑Corruption Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

A-1-

“Anti‑Money Laundering Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding money laundering, drug trafficking, terrorist‑related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Value” means (a) prior to a Security Interest Termination Event, the Total Asset Value, and (b) after a Security Interest Termination Event, the Capitalization Rate Total Asset Value.

“Appraisal” (whether one or more) means a written appraisal of the Pool Properties prepared by as an MAI compliant appraisal, or Robert A. Stanger or Duff & Phelps valuation, in each case satisfactory to the Administrative Agent. Each Appraisal must comply with all Legal Requirements and, unless specifically provided to the contrary in this Agreement, must be in form and substance satisfactory to the Administrative Agent.

“Appraised Value” means the “as is” value of Real Property, as set forth in the most recent Appraisal for such Real Property.

“Bankruptcy Event” means with respect to any Person, the occurrence of any of the following: (i) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for substantially all of its property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency; or (ii) the commencement against such Person of an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for substantially all of its property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of substantially all of its property; or (iii) such Person shall commence a voluntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for substantially all of its property or make any general assignment for the benefit of creditors; or (iv) the filing of a petition by such Person seeking to take advantage of any Debtor Relief Law or any other applicable Legal Requirement, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (v) such Person shall fail to contest in a timely and appropriate manner (and if not dismissed within ninety (90) days) or shall consent to any petition filed against it in an involuntary case under such bankruptcy laws or other applicable Legal Requirement or consent to any proceeding or action relating to any bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts with respect to its assets or existence, or (vi) such Person shall admit in writing an inability to pay its debts generally as they become due.

A-2-

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise 50% or more, individually or in the aggregate, owned by, or controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Borrowing Base Certificate” shall mean the “Borrowing Base Certificate” delivered pursuant to the Primary Credit Facility.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Expenditure Reserve” means, on an annual basis, an amount equal to $0.15 per square foot for each Real Property owned by the Company, a Subsidiary Guarantor or the Parent (or a Subsidiary thereof).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. All obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Note Documents (whether or not such obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases in the financial statements of such Person.

“Capitalization Rate” means the capitalization rate used in the definitions of “Pool Value” and “Capitalization Rate Total Aggregate Asset Value” in the Primary Credit Facility from time to time, and, if for any reason no Primary Credit Facility then exists or such term is no longer used therein, the capitalization rate most recently in effect. Notwithstanding the foregoing, in no event shall the “Capitalization Rate” at any time be less than five and one half percent (5.50%). At the First Closing, the Capitalization Rate is six and three‑quarters percent (6.75%).

“Capitalization Rate Total Aggregate Asset Value” means as of any date of determination, the sum of (without duplication) (i) Net Operating Income from all of the Company’s, the Parent’s and their Subsidiaries’ Real Property that has been owned by such Person for twelve (12) months or more, divided by the Capitalization Rate plus (ii) for all of the Company’s, the Parent’s and their Subsidiaries’ Real Property that has been owned by such Person for less than twelve (12) months and for Real Property that is under development or redevelopment or is undeveloped land, undepreciated cost basis, plus (iii) for all mortgage notes held by the Company, the Parent and their Subsidiaries, the lesser of cost basis or carrying value, plus (iv) all

A-3-

of the Company’s, the Parent’s and their Subsidiaries’ cash and cash equivalents, excluding tenant security and other restricted deposits. For any non‑wholly owned Real Properties, Capitalization Rate Total Aggregate Asset Value shall be adjusted for the Company’s and Subsidiaries’ Equity Percentage of such Real Properties.

“Capitalization Rate Total Asset Value” means, as of any date of determination, the Capitalization Rate Total Aggregate Asset Value minus the Excess Amount.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada, as applicable), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a Credit Rating Agency;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, or the laws of Canada or any province or territory thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Control” is defined in Section 8.7.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Collateral” means all property, tangible or intangible, real, personal or mixed, now or hereafter subject to the liens and security interests of the Note Documents, or intended so to be, which Collateral shall secure the Obligations on a pari passu basis.

A-4-

“Collateral Agent” is defined in Section 2.2(a).

“Compliance Certificate” is defined in Section 7.2.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Consolidated Capitalization Rate Leverage Ratio” means, as of any date of calculation, the ratio (expressed as a percentage) of (a) the sum of (without duplication) the Parent’s and its Subsidiaries’ Indebtedness to (b) Capitalization Rate Total Asset Value, in each case, as of such date.

“Consolidated Capitalization Rate Leverage Ratio Acquisition Increase” is defined in Section 9.7(b).

“Consolidated Leverage Ratio” means, as of any date of calculation, the ratio (expressed as a percentage) of (a) the sum of (without duplication) the Parent’s and its Subsidiaries’ Indebtedness to (b) Total Asset Value, in each case, as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, which includes the customary powers of a managing member of any limited liability company, any general partner of any limited partnership, or any board of directors of a corporation. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Entity” means the Note Parties and any of the Subsidiaries of the Parent and any Affiliates Controlled by the Parent.

“Convertible Indebtedness” has the meaning specified in the definition of “Equity Interest”.

“Credit Rating Agency” means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.

“Debt to Total Asset Value Acquisition Increase” is defined in Section 9.7(d).

“Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of this Agreement.

A-5-

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is the greater of (a) 2.00% above the rate of interest then in effect on the applicable Notes or (b) 2.00% over the rate of interest publicly announced by Citibank, N.A. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“EBITDA” means an amount derived from (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense and income taxes, plus (c) to the extent included in the determination of net income, any extraordinary losses or gains, such as those resulting from sales or payment of Indebtedness, plus or minus (d) non‑cash adjustments (such as foreign currency adjustments, non‑cash stock compensation and the like) plus (e) any distributions to preferred stockholders deducted in the calculation of net income, in each case, as determined on a consolidated basis in accordance with GAAP, and including (without duplication) for any non‑wholly owned Real Properties, the Company’s and Subsidiaries’ Equity Percentage of EBITDA for such Real Properties.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Eligible Ground Lease” means at any time, a ground lease (i) under which a Property Party is the lessee or holds equivalent rights and is the fee owner of, or has a valid lease in, all existing improvements located thereon; (ii) that has a remaining term of not less than thirty (30) years (including the initial term and any additional extension options that are solely at the option of the applicable Property Party); (iii) under which any required rental payment, principal or interest payment or other payment due under such lease from the applicable Property Party to the ground lessor is not past due; (iv) where no party to such lease is subject to a then continuing Bankruptcy Event (unless such ground lease has been assumed by such party); (v) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of a first mortgage lender to the ground lessee thereunder; and (vi) where the applicable Property Party’s interest in the underlying Real Property or the ground lease is not subject to any Lien other than (a) the Eligible Ground Lease itself, (b) any fee mortgage (if such fee mortgagee has agreed not to disturb the rights and interests of the applicable Property Party pursuant to a customary non‑disturbance agreement), (c) any Permitted Encumbrances, and (d) other encumbrances reasonably acceptable to the Administrative Agent, in its discretion; provided that such encumbrances are disclosed to the Purchasers.

“Environmental Assessment” shall mean a written assessment and report approved by the Administrative Agent as to the status of any Pool Properties regarding compliance with any Legal Requirements related to environmental matters and accompanied by a reliance letter satisfactory to the Administrative Agent. Each Environmental Assessment must comply with all Legal Requirements.

A-6-

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters and includes (without limitation) the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent the same relates to any Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state and local statutes.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, however, that, notwithstanding the foregoing, “Equity Interests” shall not include any Indebtedness convertible or exchangeable for any of the foregoing (or into or for any combination of the foregoing and cash based on the value of the foregoing) (any such Indebtedness referred to in this proviso, “Convertible Indebtedness”).

“Equity Issuance” means the issuance and sale after the date of the First Closing by the Parent or the Company of any equity securities of the Parent or the Company to any Person who is not the Parent or one of its Subsidiaries, including, without limitation, pursuant to the exercise of options or warrants or pursuant to the conversion of any debt securities to equity, but excluding the conversion of any Series A Preferred Stock to common stock.

“Equity Percentage” means the aggregate ownership percentage of the Parent, or its Subsidiary, in each non‑wholly owned Subsidiary, Affiliate or other Person (other than a Person whose stock is traded on a national trading exchange) in whom such Person holds a voting equity or ownership interest, which shall be calculated as the Parent’s or such Subsidiary’s nominal capital ownership interest in the non‑wholly owned Subsidiary, Affiliate or other Person (other than a Person whose stock is traded on a national trading exchange) in whom such Person holds a voting equity or ownership interest, as set forth in such non‑wholly owned Subsidiary’s, Affiliate’s or other Persons’ organizational documents.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

A-7-

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Excess Amount” means the amount by which the Total Aggregate Asset Value or the Capitalization Rate Total Aggregate Asset Value, as applicable, attributable to the Parent’s or the Company’s Restricted Investments exceeds the percentage of Total Aggregate Asset Value or the Capitalization Rate Total Aggregate Asset Value that the Parent and the Company are permitted to hold, either individually or in the aggregate, with respect to such Restricted Investments, or any of them, pursuant to Section 10.6.

“Excluded Swap Obligation” means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Financial Officer” means the chief financial officer or the chief accounting officer of the Parent.

“Financing Statements” means all such Uniform Commercial Code financing statements as the Collateral Agent shall reasonably require, duly authorized by the Company and/or Parent to give notice of and to perfect or continue perfection of the Collateral Agent’s security interest in all Collateral in favor of the holders of Notes and the Lenders.

“First Closing” is defined in Section 3.

“First Closing Notes” means the Notes to be issued at the First Closing as set forth in Section 3.

A-8-

“Fixed Charge Coverage Ratio” means, tested on quarterly results for each calendar quarter, the ratio of (a) Adjusted EBITDA to (b) all of the regularly scheduled principal paid on the Indebtedness (other than amounts paid in connection with balloon maturities, loan balancing and curtailment payments and other non‑scheduled principal payments) and including the Equity Percentage for such amounts for Parent’s or the Company’s non‑wholly owned Subsidiaries, Affiliates and other Persons (other than a Person whose stock is traded on a national trading exchange) in whom Parent or the Company holds a voting equity or ownership interest, plus all Interest Expense (excluding any non‑scheduled interest payment made in connection with the retirement or redemption of any preferred stock), plus the aggregate of all cash dividends accrued on any preferred stock (excluding any dividends paid to retire or redeem any preferred stock).

“Form 10‑K” is defined in Section 7.1(b).

“Form 10‑Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, subject to the provisions of Section 22.2.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any substantial part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government‑owned or government‑controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary

A-9-

obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means the Parent, the Initial Subsidiary Guarantors and any other Person who from time to time becomes a Subsidiary Guarantor as required by Section 9.6 or 9.9 and any other Person who from time to time has executed a Guaranty as required by the terms of this Agreement.

“Guaranty” means a guaranty substantially in the form of Exhibit C attached hereto, including, without limitation, any such guaranty executed by a Subsidiary Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, radioactive substances (other than naturally occurring radioactive material), infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law; provided, that Hazardous Materials shall not include any such substances or wastes utilized or maintained at the Real Property in the ordinary course of business and in accordance with all applicable Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Obligations” with respect to the Parent, any the Company or any Subsidiary of the Parent, any obligations arising under any Hedging Agreement entered into with a Person that is the Administrative Agent, any Lender or an Affiliate of any Lender at the time such Hedging Agreement is executed.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Implied Debt Service” means as of any date of determination, an amount equal to the hypothetical annual principal and interest payments sufficient to amortize the then‑current aggregate Reference Debt in full during a thirty (30) year amortization period with an interest rate equal to the greater of (i) 6.00% or (ii) the then‑current 10‑year U.S. Treasury Rate plus 250 basis points.

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness” means, for any Person, without duplication,

A-10-

(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including mandatorily redeemable preferred stock;

(c) all obligations of such Person upon which interest charges are customarily paid;

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g) all Guarantees by such Person of Indebtedness of others (other than non‑recourse carve‑out guarantees until such time as a claim has been filed for breach thereof);

(h) all Capital Lease Obligations of such Person,

(i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and

(j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, unless otherwise indicated herein, and including (without duplication) the Equity Percentage of Indebtedness for the Parent’s non‑wholly owned Subsidiaries.

“Initial Subsidiary Guarantors” is defined in Section 1.3.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association

A-11-

or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” means Intercreditor and Collateral Agency Agreement dated as of the date hereof among the Collateral Agent, the lenders under the Primary Credit Facility, the holders of Notes and the other parties thereto or that become parties thereto in the future.

“Interest Expense” means all paid, accrued or capitalized interest expense on the Person’s Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt), and including (without duplication) the Equity Percentage of Interest Expense for the Parent’s non‑wholly owned Subsidiaries. For the avoidance of doubt, all net payments received from interest hedging counterparties on interest rate swaps, caps and similar instruments shall be netted from the calculation and all such payments made to interest rate hedging counterparties shall be included in the calculation of Interest Expense. Interest Expense shall not include the amortization of one-time amounts paid at closing of any interest rate protection products.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

“Lender” means a Lender from time to time under the Primary Credit Facility.

“Lien” means, with respect to an asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, negative pledge, collateral assignment, encumbrance, deposit arrangement, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; (c) the filing under the Uniform Commercial Code or comparable law of any jurisdiction of any financing statement naming the owner of the asset to which such Lien relates as debtor; (d) any other preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation; and (e) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, including any dividend reinvestment or redemption plans (provided, however, that an agreement that either (i) conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios or financial tests (including any financial ratio such as a maximum ratio of unsecured debt to unencumbered assets) that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets or (ii) requires the grant of a Lien to secure Unsecured Debt if a Lien is granted to secure the Obligations or other Unsecured Debt of such Person, shall not constitute a “Lien”).

“Make‑Whole Amount” is defined in Section 8.6.

A-12-

“Management Company” means collectively, Strategic Storage Property Management II, LLC and SS Growth Property Management, LLC, each a Delaware limited liability company, and their respective Affiliates that perform property management services.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Acquisition” means an acquisition (in one transaction or a related series of transactions) of assets with a total cost that is (a) greater than 10% of Applicable Value, in each case based upon the most recent compliance certificate submitted prior to such acquisition, and (b) equal to or greater than two hundred million dollars ($200,000,000.00).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Parent, the Company and its Subsidiaries taken as a whole, (b) the ability of the Parent or the Company to perform its obligations under the Note Documents to which it is a party, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of any Note Document.

“Material Contract” means any contract or other arrangement (other than Note Documents), whether written or oral, to which any Note Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect.

“Material Covenant” means (a) any financial covenant (whether set forth as a covenant, undertaking, event of default, restriction or other such provision) that requires the Parent, the Company, or its Subsidiaries on a consolidated basis, to achieve or maintain a stated level of financial condition or performance based on the measurement of financial data and (b) any covenant, provision or definition related to the release of Security, including the definition of “Security Interest Termination Event” or any similar concept included in the Primary Credit Facility.

“Material Credit Facility” means, as to the Company and its Subsidiaries,

(a) the Primary Credit Facility; and

(b) any other agreement(s) creating or evidencing recourse indebtedness for borrowed money entered into on or after the date of the First Closing by a Note Party, or in respect of which such Note Party is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than the greater of (x) 10% of Total Asset Value and (y) $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if the Primary Credit Facility is no longer in existence and no Credit Facility or Credit Facilities equal or exceed such amounts in this clause (b), then the largest Credit Facility shall be deemed to be a Material Credit Facility.

A-13-

“Material Indebtedness” means: (a) prior to the Security Interest Termination Event, any recourse indebtedness for borrowed money (including Hedging Obligations) of a Note Party, (b) from and after the Security Interest Termination Event, any recourse indebtedness (including Hedging Obligations) of a Note Party in an aggregate amount outstanding or available for borrowing equal to or greater than the greater of (x) 10% of Total Asset Value and (y) $25,000,000 at any time, (c) at all times, any non-recourse indebtedness (including Hedging Obligations) of a Note Party in an aggregate amount outstanding or available for borrowing equal to or greater than the greater of (x) 25% of Total Asset Value and (y) $75,000,000 at any time and (d) at all times, any Material Credit Facility.

“More Favorable Covenant” is defined in Section 9.16.

“Maturity Date” is defined in the first paragraph of each Note.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Net Equity Proceeds” means the aggregate cash consideration received by Parent or the Company in respect of any Equity Issuance, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood, (i) that “Net Equity Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by Parent in any Equity Issuance, and (ii) that “Net Equity Proceeds” shall not include (x) cash proceeds that are applied to retire or redeem capital stock (including any preferred stock and related prepayment provisions), and (y) any Equity Issuance pursuant to Parent’s distribution reinvestment plan.

“Net Operating Income” means, for any operating Real Property, as of any date of determination for the period ended on such date, the difference between (a) any rentals, proceeds and other income received from such property during such determination period, less (b) an amount equal to all costs and expenses (excluding Interest Expense, depreciation and amortization expense, asset management fees, acquisition fees and expenses, self‑administration and listing expenses and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the determination period, less (c) the Capital Expenditure Reserve for such determination period, and less (d) an assumed property management fee equal to the greater of actual property management fees or three percent (3%) of gross revenue from such Real Property. Net Operating Income shall be calculated based on the immediately preceding calendar quarter, annualized, unless the Real Property has not been owned by the Company or its Subsidiaries or Affiliates for the entirety of such calendar quarter, in which event Net Operating Income shall be grossed up for such ownership period and may be adjusted as reasonably approved by the Administrative Agent

A-14-

and disclosed and described to the holders of Notes pursuant to the certificate delivered pursuant to Section 7.2.

“Non‑U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Documents” means this Agreement, the Notes, the Parent Guaranty, the Subsidiary Guaranty, the Security Documents (other than the Intercreditor Agreement), and all other instruments, agreements and written obligations executed and delivered by any of the Note Parties in connection with the transactions contemplated hereby.

“Note Party” means the Company and each Guarantor.

“Notes” is defined in Section 1.

“Obligations” means all liabilities, obligations, covenants and duties of any Note Party to any holder of Notes or the Collateral Agent arising under or otherwise with respect to any Note Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, any Make-Whole Amount and fees that accrue after the commencement by or against any Note Party or any Affiliate thereof of any proceeding under any bankruptcy or other insolvency proceeding naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings. Notwithstanding anything in this Agreement or any other Note Document to the contrary, the “Obligations” shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Parent” is defined in the introductory paragraph hereto.

“Pay Down Cure Right” is defined in Section 9.8.

“Payout Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (i) dividends or distributions paid or payable in cash (other than distributions related

A-15-

to preferred stock) during the immediately preceding calendar quarter divided by (ii) Adjusted Funds from Operations for the immediately preceding calendar quarter. If the sum of cash and Cash Equivalents is $15,000,000 or greater at the end of any calendar quarter, share repurchases, redemptions and similar transactions shall not be included as distributions for the purpose of calculating the Payout Ratio for the calendar quarter in question.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments or other similar charges from any Governmental Authority that are not yet delinquent or are being contested in compliance with Section 9.3;

(b) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(c) deposits to secure the performance of bids, trade contracts, purchase, construction or sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(d) zoning restrictions, easements, licenses, reservations, covenants, rights‑of‑way, utility easements, building restrictions, access rights and other similar Liens, rights, or encumbrances on of any Real Property that do not individually or in the aggregate materially and adversely interfere with the then current use of such Real Property;

(e) Liens (including customary Liens granted to or for the benefit of a Governmental Authority in connection with tax increment financing, tax abatements, or entitlement/payment in lieu of taxes structures) securing non‑material obligations (other than Liens securing Indebtedness) arising in the ordinary course of business in connection with the use or ownership of any Real Property to the extent such obligation (i)(A) is not more than 30 days past the date on which the Company shall have knowledge that such obligation is past due, (B) is bonded over in the amount of such obligation as determined by the Administrative Agent in its reasonable discretion or (C) is otherwise approved by the Administrative Agent, and (ii) does not materially detract from the value of such property or impair in any material respect the intended use thereof in the business of such Person;

(f) uniform commercial code protective filings with respect to personal property leased to the Company or any Subsidiary;

(g) landlords’ liens for rent not yet due and payable;

A-16-

(h) judgment and attachment liens on property in respect of judgments and attachments not constituting an Event of Default;

(i) liens of mechanics, carriers, landlords, warehousemen, materialmen, laborers, repairmen’s, employees or suppliers or any similar Liens incurred in the ordinary course of business that are (i) not yet due for a period of more than 60 days, (ii) adequately bonded, or (iii) being contested in accordance with Section 10.2(b);

(j) any Liens with respect to zoning, building restrictions, access rights and other similar charges, rights, or encumbrances on the use of any Real Property that do not have a Material Adverse Effect;

(k) Liens created by the Note Documents or Loan Documents (as defined in the Primary Credit Facility) which are subject to the Intercreditor Agreement;

(l) rights of tenants, licensees and vendors under leases, licenses or similar use and occupancy agreements for any Pool Properties; and

(m) ground leases, master leases or similar leases pursuant to which the Company or any Subsidiary leases any Pool Properties; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than the Notes.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having an investment grade credit rating on the date of acquisition;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in non‑wholly owned Subsidiaries, Affiliates or other Persons (other than a Person whose stock is traded on a national trading exchange) in whom such

A-17-

Person making the investment holds a voting equity or ownership interest made in accordance with, or not otherwise prohibited by, this Agreement; and

(f) those investments as of the date of the First Closing and listed on Schedule 10.6.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” means those certain Pledge and Security Agreements, executed by a Pledgor in favor of Collateral Agent pledging such Pledgor’s interest in the Pledged Membership Interests.

“Pledged Membership Interests” means, collectively, the 100% ownership interests now or hereafter pledged by a Pledgor and subject to the liens and security interests of the Note Documents and the Loan Documents (as defined in the Primary Credit Facility), or intended so to be.

“Pledgor” means the Company, SS GROWTH OPERATING PARTNERSHIP II, L.P., or STRATEGIC STORAGE OPERATING PARTNERSHIP IV, L.P., as applicable, and any future pledgor that pledges interests in Pledged Membership Interests pursuant to a Note Document.

“Pool” means the Pool Properties that remain subject to a Lien securing the Notes and the Loans (as defined in the Primary Credit Facility) and as are more particularly defined in Section 9.8.

“Pool DSCR” means the ratio of Adjusted NOI from the Pool Properties in the Pool to Implied Debt Service.

“Pool Leverage Ratio” means: (a) prior to the occurrence of the Security Interest Termination Event, the ratio of the aggregate Reference Debt to Pool Value, and (b) from and after the occurrence of the Security Interest Termination Event, the ratio of the Unsecured Debt to Pool Value.

“Pool Property” or “Pool Properties” means, collectively or individually as the context may require, the Real Property described on Schedule 9.9 attached hereto, and together with any

A-18-

additional property, whether now existing or hereafter acquired, each of which shall meet each of the following criteria at all times:

(a) such property is an existing revenue producing self‑storage property located in the United States or Canada;

(b) owned 100% by the Company or a wholly owned Subsidiary of the Company (i) in fee simple, or (ii) subject to a financeable Eligible Ground Lease which has been approved by the Administrative Agent in its reasonable discretion, whose membership interests, prior to the occurrence of a Security Interest Termination Event, are subject to the Liens of the Pledge Agreement;

(c) not subject to any mortgage or other Lien other than Permitted Encumbrances;

(d) the Equity Interests in or cash flows from the special purpose entity which owns such property (and all subsidiaries of the Parent or the Company which own Equity Interests in such special purpose entity) are not subject to a Lien (other than Permitted Encumbrances) or negative pledge to any other lender other than pursuant to the Security Documents;

(e) such property is free of any material environmental contamination or other hazards;

(f) such property is free of any structural, mechanical, architectural or title defect;

(g) such property is insured in form and substance reasonably satisfactory to the Administrative Agent;

(h) consisting of one or more separate tax parcels; and

(i) such Real Property shall have been approved as a Pool Property by the Administrative Agent.

If a Real Property does not meet the foregoing requirements, acceptance of such Real Property as a Pool Property shall require the consent of the Required Holders in their sole discretion.

“Pool Value” means (a) prior to a Security Interest Termination Event, the aggregate sum of Value for the Pool Properties, determined individually for each Pool Property, of (i) for Pool Properties owned less than twelve (12) months, undepreciated cost and (ii) for Pool Properties owned twelve (12) months or longer, the most recent Appraised Value, which shall have been determined within the prior twelve (12) month period, and (b) following the occurrence of a Security Interest Termination Event, Net Operating Income from the Pool Properties divided by the Capitalization Rate.

A-19-

“Primary Credit Facility” means the Amended and Restated Credit Agreement dated as of February 22, 2024 among the Company, the Administrative Agent and the lenders party thereto, including any renewals, extensions, amendments, amendments and restatements, supplements, restatements, replacements or refinancing thereof.

“Private Rating Rationale Report” means, with respect to any Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Debt Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other regulatory authority having jurisdiction over any holder of any Notes.

“Property Party” or “Property Parties” means, individually and collectively, the Company and each Subsidiary Guarantor or other Subsidiary of the Company which owns a direct or indirect interest in a Pool Property.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualified Reverse Merger” means an event or series of events by which the Parent completes a merger transaction, whether a direct merger or otherwise, involving an entity (“Pub Co”) that has a class of securities listed on a national securities exchange (“Listed Securities”) where: (i) the Parent is not the surviving entity (or is the surviving entity in a subsidiary merger); and (ii) immediately following the merger (A) a majority of the members of the board of directors of Pub Co are comprised of all of the members who served on the board of directors of the Parent immediately prior to the merger and (B) fifty percent (50%) or more of the Listed Securities of Pub Co are comprised of persons who owned Equity Interests in the Parent immediately prior to the merger.

A-20-

“QPAM Exemption” is defined in Section 6.2(d).

“Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any debt rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the Private Placement Number issued by Standard & Poor’s CUSIP Bureau Service in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other regulatory authority having jurisdiction over any holder of any Notes and (e) if such letter is a private rating letter, such Rating Letter shall include a Private Rating Rationale Report.

“Real Property” means, collectively, all interest in any land and improvements located thereon (including direct financing leases of land and improvements owned by a Note Party), together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by a Note Party.

“Reference Debt” means as of any date of determination, the aggregate of the (a) outstanding principal balance of the Primary Credit Facility and (b) the outstanding principal balance of the Notes.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means at any time (a) prior to the First Closing, the Purchasers, (b) on or after the First Closing and prior to the Second Closing, (i) the holders of more than 50% in principal amount of the First Closing Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates) and (ii) the Purchasers of the Second Closing Notes and (c) on or after the Second Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Investment” means any investment of the type described in clause (c), (d), (e) or (f) of Section 10.6.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any ownership interests in the Parent, the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any

A-21-

sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such ownership interests in the Parent or the Company or any option, warrant or other right to acquire any such shares of capital stock of the Parent or the Company.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Second Closing” is defined in Section 3.

“Second Closing Notes” means the Notes to be issued at the Second Closing as set forth in Section 3.

“Secured Debt” means any Indebtedness of the Company, a Guarantor or their direct or indirect subsidiaries which is secured by a lien on real property, an ownership interest in any Person or any other asset (other than Permitted Encumbrances). Secured Debt shall include the Company’s and a Guarantor’s pro rata share of Secured Debt of any non‑wholly owned direct or indirect subsidiary, but shall not include the Notes or obligations under the Primary Credit Facility.

“Secured Debt Ratio” means the ratio of Secured Debt to Capitalization Rate Total Asset Value.

“Secured Recourse Indebtedness” means the amount of any Secured Debt which is recourse to the Parent, the Company of any of its Subsidiaries.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” means the Pledge Agreement, the Intercreditor Agreement, the Financing Statements and any other documentation evidencing a security interest or lien granted to the holders of Notes pursuant to the Note Documents.

“Security Interest Termination Condition” means the Company’s satisfaction of each of the following:

(a) a Fixed Charge Coverage Ratio of no less than 1.50:1.00;

(b) an Unsecured Interest Coverage Ratio (calculated on a pro forma basis giving effect to the release of the Collateral) of not less than 2.00:1.00;

(c) a Consolidated Capitalization Rate Leverage Ratio of not greater than sixty percent (60%);

(d) a Secured Debt Ratio of no greater than forty percent (40%); and

A-22-

(e) the simultaneous release of the Pledged Membership Interests from the lien of the Pledge Agreement and termination of the Pledge Agreements, the Financing Statements and the other documents and agreements pursuant to which the Pledged Membership Interests were made Collateral for the Primary Credit Facility.

“Security Interest Termination Event” has the meaning given in Section 9.14.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Static GAAP” is defined in Section 22.2(b).

“Subsequent Changes” is defined in Section 22.2(b).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.

“Subsidiary Guarantor” is defined in Section 1.3.

“Subsidiary Guaranty” is defined in Section 1.3.

“Subsidiary Guaranty Supplement” is defined in Section 9.6(a).

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Obligation” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

A-23-

“Tangible Net Worth” means, with respect to any Person, as of any date of calculation, total assets (without deduction for accumulated depreciation or amortization related to the purchase price allocation of lease intangibles) less (1) all intangible assets and (2) all liabilities (including contingent and indirect liabilities), in each case, of such Person as of such date, all determined in accordance with GAAP, unless otherwise indicated in this definition. The term “intangible assets” shall include, without limitation, (i) deferred charges, and (ii) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses, straight-line rent accruals and other like intangibles (other than amounts related to the purchase price of a real property which are allocated to lease intangibles). The term “liabilities” shall include, without limitation, (i) Indebtedness secured by Liens on property of the Person with respect to which Tangible Net Worth is being computed whether or not such Person is liable for the payment thereof, (ii) deferred liabilities, and (iii) Capital Lease Obligations, but shall exclude all amounts for real property acquisition costs which have been allocated to lease intangibles or liabilities associated with the GAAP carrying value of the contingent earnout liability. Tangible Net Worth shall be calculated on a consolidated basis in accordance with GAAP, unless otherwise indicated in this definition.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Aggregate Asset Value” means, as of any date of determination, the sum of (without duplication) (a) the aggregate Value of all of the Company’s, the Parent’s and their Subsidiaries’ Real Property and other Real Property related investments, plus (b) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits, of the Parent, the Company and its Subsidiaries. For any non‑wholly owned Real Properties, Total Aggregate Asset Value shall be adjusted for the Company’s and Subsidiaries’ Equity Percentage of such Real Properties.

“Total Asset Value” means, as of any date of determination, the Total Aggregate Asset Value minus the Excess Amount.

“Total Leverage Ratio” is defined in Section 1.4(b).

“Total Leverage Ratio Event” is defined in Section 1.4(b).

“Total Leverage Ratio Reset Date” is defined in Section 1.4(b).

“Unhedged Variable Rate Debt” means Indebtedness of the Parent, the Company and their Subsidiaries on a consolidated basis (without duplication) which has a floating rate of interest and which interest rate is not fixed, capped or otherwise limited by an interest rate protection product.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

A-24-

“Unsecured Debt” means all Indebtedness of any Person which is not Secured Debt, provided that any Indebtedness which is secured primarily by a pledge of Equity Interests and/or cash flow from an entity that owns Real Property shall be deemed Unsecured Debt.

“Unsecured Interest Coverage Ratio” means the ratio, for the calendar quarter in question, of (i) Net Operating Income from the Pool Properties, to (ii) all of the interest paid or payable on all Unsecured Debt, annualized.

“USA PATRIOT Act” means United States Public Law 107‑56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Value” means the sum of the following:

(a) For each Pool Property, the Pool Value;

(b) For each operating Real Property which is not a Pool Property, (i) if such Real Property has been owned by such Person for twelve months or longer, Appraised Value, which shall have been determined within the prior twelve (12) month period (or for determining Value as of the date of the First Closing, no earlier than December 31, 2019), or (ii) for Real Properties owned for less than twelve months and for the property located at 10 Terrace Road, Ladera Ranch, California, undepreciated cost;

(c) For each Real Property under construction, undepreciated cost basis;

(d) For each unimproved land parcel, undepreciated cost basis; and

(e) For each mortgage loan investment, the lower of cost basis or carrying value.

A-25-